Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of May 6, 2011,

among

TRIMBLE NAVIGATION LIMITED,

THE SUBSIDIARY BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

THE BANK OF NOVA SCOTIA,

and

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents,

BANK OF AMERICA, N.A.,

as Documentation Agent

J.P. MORGAN SECURITIES LLC,

THE BANK OF NOVA SCOTIA,

and

WELLS FARGO SECURITIES LLC,

as Joint Lead Arrangers and Joint BookRunners

[CS&M Ref. No. 6701-877]

	ARTICLE XIII

	Setoff, Ratable Payments

SECTION 13.01.	Setoff	113
SECTION 13.02.	Ratable Payments	113
SECTION 13.03.	Relations Among Lenders	114

	ARTICLE XIV

	Benefit of Agreement, Assignments, Participations

SECTION 14.01.	Successors and Assigns	114
SECTION 14.02.	Participations	115
SECTION 14.03.	Assignments	115
SECTION 14.04.	Confidentiality	119
SECTION 14.05.	Dissemination of Information	119

	ARTICLE XV

	Notices

SECTION 15.01.	Giving Notice	119
SECTION 15.02.	Change of Address	120
SECTION 15.03.	Authority of Company	120

	ARTICLE XVI

	Counterparts

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Loan Commitments

EXHIBIT A	Form of Borrowing/Conversion/Continuation Notice

EXHIBIT B	Form of Request for Letter of Credit

EXHIBIT C	Form of Assignment Agreement

EXHIBIT D	Form of Officer’s Certificate

EXHIBIT E	Form of Compliance Certificate

EXHIBIT F	Form of Subordination Agreement

EXHIBIT G	Form of Assumption Letter

EXHIBIT H	Alternate Currency Addendum

EXHIBIT I	Subsidiary Guarantee Agreement

SCHEDULE 1.01A	Mandatory Cost Formulae

CREDIT AGREEMENT, dated as of May 6, 2011, is entered into by and among TRIMBLE NAVIGATION LIMITED, a California corporation (the “Company”); the SUBSIDIARY BORROWERS from time to time party hereto; the LENDERS from time to time party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (a) acquires any going business concern or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of any Person which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding equity interests of another Person.

“Administrative Agent” means JPMCB in its capacity as administrative agent hereunder for itself and the other Lenders and includes each other Person appointed as the successor Administrative Agent pursuant to Section 12.12. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMCB or any successor Administrative Agent through which JPMCB or such successor Administrative Agent shall perform any of its obligations in such capacity hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by some or all of the Lenders to the applicable Borrower of the same Type and, in the case of Fixed Rate Advances, for the same Interest Period and, in the case of Alternate Currency Loans, in the same currency.

“Affected Lender” is defined in Section 2.20.

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the

“beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of greater than 10% of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Multicurrency Tranche Revolving Loan Commitment” means the aggregate of the Multicurrency Tranche Revolving Loan Commitments of all Lenders, as they may be adjusted from time to time pursuant to the terms hereof. The Aggregate Multicurrency Tranche Revolving Loan Commitment as of the Effective Date is $623,000,000.

“Aggregate Revolving Loan Commitment” means the Aggregate Multicurrency Tranche Revolving Loan Commitment or the Aggregate US Tranche Revolving Loan Commitment.

“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all Lenders as they may be adjusted from time to time pursuant to the terms hereof. The Aggregate Term Loan Commitments as of the Effective Date is $400,000,000.

“Aggregate US Tranche Revolving Loan Commitment” means the aggregate of the US Tranche Revolving Loan Commitments of all Lenders, as they may be adjusted from time to time pursuant to the terms hereof. The Aggregate US Tranche Revolving Loan Commitment as of the Effective Date is $77,000,000.

“Agreed Currencies” means (a) Dollars, (b) Euro and (c) any other Eligible Currency which the applicable Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is agreed to by all of the Lenders; provided that the Administrative Agent shall promptly notify each such Lender of each such request and each such Lender shall be deemed not to have agreed to each such request unless and until its written consent thereto has been received by the Administrative Agent.

“Agreement” means, on any date, this Credit Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Agreement Accounting Principles” means generally accepted accounting principles of the United States as applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 6.04; provided that for the purposes of determining compliance with the financial covenants set forth in Section 7.04, “Agreement Accounting Principles” means generally accepted accounting principles as in effect as of the Effective Date.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the Prime Rate for such day, (b) the sum of (i) the

Federal Funds Effective Rate for such day and (ii) .50% per annum and (c) the Eurocurrency Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“Alternate Currency” means any Eligible Currency which is not an Agreed Currency and which the applicable Borrower requests the applicable Alternate Currency Lender to include as an Alternate Currency hereunder and which is acceptable to the applicable Alternate Currency Lender and with respect to which an Alternate Currency Addendum has been executed by a Subsidiary Borrower or the Company and the applicable Alternate Currency Lender in connection therewith.

“Alternate Currency Addendum” means an addendum substantially in the form of Exhibit H hereto with such modifications thereto as shall be approved by the applicable Alternate Currency Lender and the Administrative Agent.

“Alternate Currency Commitment” means, for any Alternate Currency Lender for each Alternate Currency, the obligation of such Alternate Currency Lender to make Alternate Currency Loans not exceeding the Dollar Amount set forth in the applicable Alternate Currency Addendum, as such amount may be modified from time to time pursuant to the terms of this Agreement and the applicable Alternate Currency Addendum.

“Alternate Currency Fixed Rate” means, for any Alternate Currency Fixed Rate Loan for any Alternate Currency Interest Period, the per annum rate of interest under and as set forth in the applicable Alternate Currency Addendum.

“Alternate Currency Fixed Rate Loan” means any Loan denominated in an Alternate Currency made by the applicable Alternate Currency Lender to a Subsidiary Borrower or the Company pursuant to Section 2.22 and an Alternate Currency Addendum, which bears interest at the Alternate Currency Fixed Rate.

“Alternate Currency Floating Rate Loan” means any Loan denominated in an Alternate Currency made by the applicable Alternate Currency Lender to a Subsidiary Borrower or the Company pursuant to Section 2.22 and an Alternate Currency Addendum, which bears interest at the Floating Rate.

“Alternate Currency Interest Period” means, with respect to any Alternate Currency Fixed Rate Loan, the Interest Period as set forth in, or determined in accordance with, the applicable Alternate Currency Addendum.

“Alternate Currency Lender” means any Lender (or any Affiliate, branch or agency thereof) to the extent it is party to an Alternate Currency Addendum as the “Alternate Currency Lender” thereunder. If any agency, branch or Affiliate of such

Lender shall be a party to an Alternate Currency Addendum, such agency, branch or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of such Lender hereunder; provided that such Lender shall to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

“Alternate Currency Loan” means any Alternate Currency Floating Rate Loan and any Alternate Currency Fixed Rate Loan.

“Applicable Commitment Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.15(c)(i) determined in accordance with the provisions of Section 2.15(d)(ii).

“Applicable Fixed Rate Margin” means, as at any date of determination, the rate per annum then applicable to Fixed Rate Loans determined in accordance with the provisions of Section 2.15(d)(ii) plus (in the case of a Fixed Rate Loan of any Lender which is lent from a Lending Installation in the United Kingdom or a participating member state) the Mandatory Cost Rate (if any).

“Applicable Floating Rate Margin” means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans determined in accordance with the provisions of Section 2.15(d)(ii).

“Applicable L/C Fee Percentage” means, as at any date of determination, a rate per annum equal to the Applicable Fixed Rate Margin for Fixed Rate Loans in effect on such date.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars at such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.

“Arrangers” means J.P. Morgan Securities LLC, The Bank of Nova Scotia and Wells Fargo Securities LLC in their capacities as joint lead arrangers and joint bookrunners for the loan transaction evidenced by this Agreement.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction) to any Person other than the Company or any of its Wholly-Owned Subsidiaries other than (a) the sale or lease of Inventory in the ordinary course of business, (b) the sale or other disposition of any obsolete, excess, damaged or worn-out Equipment disposed of in the ordinary course of business, (c) the sale or liquidation of Cash Equivalents, (d) dispositions or transfers in the ordinary course of business in the nature of licenses or sublicenses of intellectual property, other than licenses that are exclusive across all regions and fields, (e) other sales, dispositions, leases, conveyances or transfers in the ordinary course of business, (f) the granting of Liens permitted by Section 7.03(b), (g) the surrender or waiver of litigation rights or settlement, release or surrender of tort or other litigation claims of any kind, (h) any issuance of Capital Stock by a Subsidiary to the Company or to another Subsidiary not prohibited hereunder, (i) sales, transfers or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any securitization or other financing transaction and (j) dispositions resulting from any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary.

“Assignment Agreement” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 14.03, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Assumption Letter” means a letter of a Subsidiary of the Company addressed to the Lenders in substantially the form of Exhibit G hereto pursuant to which such Subsidiary agrees to become a Subsidiary Borrower and agrees to be bound by the terms and conditions hereof.

“Authorized Officer” means any of the Chairman of the Board, the Chief Executive Officer, the President, the Treasurer, any Vice President or the Chief Financial Officer of the Company, acting singly.

“Availability” means Multicurrency Tranche Availability or US Tranche Availability.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided however that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or a Foreign Employee Benefit Plan) and in respect of which the Company or any other member of the Controlled Group is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” means, as applicable, any of the Company and the Subsidiary Borrowers, together with their respective successors and assigns, and “Borrowers” shall mean, collectively, the Company and the Subsidiary Borrowers.

“Borrowing/Conversion/Continuation Notice” is defined in Section 2.08.

“Borrowing Date” means a date on which a Loan is made hereunder.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurocurrency Rate, a day (other than a Saturday or Sunday) on which banks are open for business in New York, New York and San Francisco, California and (i) in addition, for Loans denominated in Agreed Currencies (other than Euro), a day (other than a Saturday or Sunday) on which dealings in Dollars and the other applicable Agreed Currencies are carried on in the London interbank market and (ii) in addition, for Loans denominated in Euro, a TARGET Day (other than a Saturday or Sunday) on which dealings in Euro are carried on in European interbank market and (b) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in New York, New York and San Francisco, California.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, partnership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the government of the United States and backed by the full faith and credit of the United States, (b) domestic and Eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, or any foreign bank or its branches or agencies the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by Standard & Poor’s Ratings Service (“S&P”) or A3 (or better) by Moody’s Investors Service, Inc. (“Moody’s”), and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than 90 days; (c) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to (i) investment grade securities (i.e., securities rated at least BBB by S&P or Baa by Moody’s) and (ii) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (all such institutions being “Qualified Institutions”); (d) commercial paper of Qualified Institutions with maturities not exceeding 365 days from the date of acquisition thereof and (e) other Investments properly classified as “cash” or “cash equivalents” in accordance with Agreement Accounting Principles and made in accordance with the Company’s investment policy, as approved by the Company’s Board of Directors from time to time.

“CFC” means (a) each Person that is a “controlled foreign person” for purposes of the Code and (b) each subsidiary of any such controlled foreign person.

“Change” is defined in Section 4.02.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and the rules thereunder), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act; provided that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, beneficially or of record, of 35% or more of the combined voting power of the Company’s outstanding Capital Stock ordinarily having the right to vote at an election of directors or the aggregate capital value of the Company’s outstanding Capital Stock; or

(b) during any period of 12 consecutive months, the majority of the board of directors of the Company fails to consist of Continuing Directors.

“Class”, when used in reference to (a) any Loan, refers to whether such Loan is a Term Loan, an Incremental Term Loan of any Series, a Multicurrency Tranche Revolving Loan, a US Tranche Revolving Loan or a Swingline Loan, (b) any Commitment, refers to whether such Commitment is a Term Loan Commitment, an Incremental Term Commitment of any Series a Multicurrency Tranche Revolving Loan Commitment or a US Tranche Revolving Loan Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means May 6, 2011.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commitment” means, as the context may require, a Term Loan Commitment, a Multicurrency Tranche Revolving Loan Commitment or a US Tranche Revolving Loan Commitment.

“Commitment Termination Date” means, as the context may require, the Term Loan Commitment Termination Date or the Revolving Loan Commitment Termination Date.

“Commitment Termination Event” means the occurrence of any event described in Section 8.01 resulting in a termination of the Commitments pursuant to Section 8.02.

“Company” is defined in the preamble and includes such Person’s successors and assigns, including a debtor-in-possession on behalf of such Person.

“Consolidated Net Assets” means the total assets of the Company and its Subsidiaries on a consolidated basis (determined in accordance with Agreement Accounting Principles), but excluding therefrom all goodwill and other intangible assets under Agreement Accounting Principles.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste, and (including these terms as defined in Environmental, Health or Safety Requirements of Law) and any other substance, material or waste regulated or prohibited by or pursuant to any Environmental, Health or Safety Requirements of Law.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be equal to the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the date hereof, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election (other than any person whose initial nomination or election occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more members), in each case either by specific vote or by approval of a proxy statement issued by the Company on behalf of its entire board of directors in which such individual is named as a nominee for director.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, Guarantee, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Controlled Group” means the group consisting of (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (b) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Company and (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, in each case ((a), (b) or (c)) giving effect to the consummation of the transactions contemplated by the Loan Documents.

“Convertible Indebtedness” means Indebtedness convertible at the option of the holder thereof into Capital Stock of the Company, cash or a combination of Capital Stock of the Company and cash (as provided in the documentation governing such Indebtedness).

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swing Line Bank, each Alternate Currency Lender and each other Lender.

“Default” means an event described in Article VIII.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit, Swing Line Loans or Alternate Currency Loans, or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such

Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, Swing Line Loans and Alternate Currency Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosure Letter” means the Disclosure Letter dated the Closing Date, duly executed and delivered by the Company to the Administrative Agent and the Lenders at the time this Agreement is executed and delivered.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise: (a) is required to be redeemed prior to the date which is 91 days after the Termination Date, (b) is redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the date which is 91 days after the Termination Date, or (c) is convertible into or exchangeable for Capital Stock referred to in clause (a) or (b) or into Indebtedness.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar” and “$” means the lawful currency of the United States of America.

“Dollar Amount” of any currency at any date means (a) the amount of such currency, if such currency is Dollars or (b) the Equivalent Amount, if such currency is any currency other than Dollars.

“Domestic Consolidated Net Assets” means the total assets of the Company and its Domestic Subsidiaries on a consolidated basis (determined in accordance with Agreement Accounting Principles), but excluding therefrom all Excluded Assets.

“Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America; provided that such Subsidiary is not a CFC.

“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (a) Net Income, plus (b) Interest Expense to the extent deducted in computing Net Income, plus (c) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (d) depreciation expense to the extent deducted in computing Net Income, plus (e) amortization expense, including, without limitation, amortization of goodwill and other intangible assets, to the extent deducted in computing Net Income, plus (f) other non-recurring non-cash charges to the extent deducted in computing Net Income, plus (g) non-cash expenses in connection with stock options and restricted shares granted to employees or directors, minus (h) other non-recurring cash or non-cash credits to the extent added in computing Net Income. If during any period of four fiscal quarters the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, EBITDA for such period shall, solely for purposes of determining the Leverage Ratio, be calculated giving pro forma effect to such transaction as if it had occurred on the first day of such period.

“Effective Date” means the date on which the obligations of the Lenders and Issuing Banks under this Credit Agreement become effective pursuant to Section 5.01.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, the Company, any Subsidiary or any other Affiliate of the Company.

“Eligible Currency” means any currency other than Dollars with respect to which the Administrative Agent or the applicable Borrower has given notice in accordance with Section 2.22 and that is readily available, freely traded, in which deposits are customarily offered to banks in the London interbank market (or other market where the Administrative Agent’s or Alternate Currency Lender’s, as applicable, foreign currency operations in respect of such currency are then being conducted), convertible into Dollars in the international interbank market and available to the Lenders in such market and as to which an Equivalent Amount may be readily calculated. If, after the designation pursuant to the terms of this Agreement of any currency as an Agreed Currency or Alternate Currency, (a) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, or such country’s currency is, in the determination of the Administrative Agent, no longer readily available or freely traded, or (b) in the determination of the Administrative Agent, an Equivalent Amount for such currency is not readily calculable (each of clause (a) and (b), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be an Agreed Currency or Alternate Currency until such time as the Disqualifying Event(s) no longer exist, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the applicable Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loan into Loans in Dollars or another Agreed Currency or Alternate Currency, subject to the other terms contained in Articles II and IV.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Equipment” means all of the Company’s and its Subsidiaries’ present and future (a) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (b) other tangible personal property (other than the Company’s or its Subsidiaries’ Inventory) and (c) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Convertible Indebtedness).

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Administrative Agent or Alternate Currency Lender, as applicable, in the London interbank market (or other market where the Administrative Agent’s or Alternate Currency Lender’s, as applicable, foreign exchange operations in respect of such currency are then being conducted) for such other currency at 11:00 a.m. (local time) two Business Days prior to the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the Administrative Agent or applicable Alternate Currency Lender from time to time; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or Alternate Currency Lender, as applicable, may use any reasonable method it deems appropriate to determine such amount, and such determination shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“EURIBO Rate” means, with respect to any Fixed Rate Borrowing denominated in Euro for any Interest Period, (a) the applicable Screen Rate or (b) if no

Screen Rate is available for such Interest Period, the arithmetic mean of the rates quoted by the Reference Banks to leading banks in the Banking Federation of the European Union for the offering of deposits in Euro and for a period comparable to such Interest Period, in each case as of the Specified Time on the Quotation Day.

“Euro” means the lawful currency of the participating member states of the European Monetary Union.

“Eurocurrency Rate” means (a) with respect to any Fixed Rate Loan denominated in Dollars for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate for Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate; (b) with respect to any Fixed Rate Loan denominated in Euro, an interest rate per annum equal to the EURIBO Rate for such currency and such Interest Period; and (c) with respect to any Fixed Rate Loan denominated in an Agreed Currency other than Dollars or Euro, an interest rate per annum equal to the LIBO Rate for such currency and such Interest Period.

“Eurocurrency Rate Loan” means a Loan made by a Lender pursuant to Section 2.01 or 2.03, which bears interest at the Eurocurrency Rate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” means, in respect of the consolidated assets of any Domestic Subsidiary, (a) all assets of Foreign Subsidiaries, (b) all obligations of Foreign Subsidiaries owned by the Company or any Domestic Subsidiary and (c) all goodwill and other intangible assets under Agreement Accounting Principles.

“Existing Credit Agreement” means the Amended and Restated Credit agreement, dated as of February 16, 2007, entered into by and among the Company, the subsidiary borrowers party thereto, the lenders party thereto, The Bank of Nova Scotia as administrative agent, Citibank N.A. and BMO Capital Markets as co-syndication agents and Bank of America, N.A. and Wells Fargo Bank, N.A. as co-documentation agents, as amended by Amendment No. 1 dated as of August 20, 2008.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Company that (a) is outstanding on the Effective Date and (b) is listed on Schedule 3.02 to the Disclosure Letter.

“FATCA” means Sections 1471 through 1474 of the Code (as of the date of this agreement), any amended or successor provisions to the extent substantially comparable thereto (but only if the requirements of such amended or successor provisions for avoiding withholding Tax do not make the overall legislative regime under FATCA materially more onerous than it was prior to the effective date of such amended or successor provisions) and any regulations issued thereunder or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fixed Rate Advance” means an Advance which bears interest at the Eurocurrency Rate or at an Alternate Currency Fixed Rate.

“Fixed Rate Loans” means, collectively, the Eurocurrency Rate Loans and Alternate Currency Fixed Rate Loans.

“Floating Rate” means, for any day for any Loan, a rate per annum equal to (a) in the case of a Loan denominated in Dollars, the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus the then Applicable Floating Rate Margin and (b) in the case of any Alternate Currency Floating Rate Loan, the rate (if any) specified as such in the applicable Alternate Currency Addendum.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan, or portion thereof, which bears interest at the Floating Rate.

“Foreign Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Company, any of its Subsidiaries or any members of its Controlled Group and is not covered by ERISA pursuant to ERISA Section 4(b)(4).

“Foreign Pension Plan” means any employee benefit plan as described in Section 3(3) of ERISA which (a) is maintained or contributed to for the benefit of employees of the Company, any of its Subsidiaries or any member of its Controlled Group, (b) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA and (c) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Foreign Subsidiary” means a Subsidiary of the Company which is not a Domestic Subsidiary.

“Governmental Acts” is defined in Section 3.09(a).

“Governmental Authority” means (a) any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions and (b) any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank.

“Guaranteed Obligations” is defined in Section 9.01.

“Guarantor” means each Domestic Subsidiary of the Company that from time to time is party to the Subsidiary Guarantee Agreement.

“Guarantee” means each of (a) the Subsidiary Guarantee Agreement, together with all supplements thereto and (b) the Guarantee by the Company of all of the Obligations of the Subsidiary Borrowers pursuant to this Agreement and the Alternate Currency Addenda, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that (a) no phantom stock or similar plan providing for payments only on account of services provided by, and no stock option or stock compensation plan providing for grants to, current or former directors, officers, employees or consultants of the Company or the Subsidiaries, and (b) no issuance by the Company of warrants or options entitling third parties to purchase the Company’s common stock (or, at the Company’s option, to receive cash in lieu thereof), shall be a Hedging Agreement.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Hedging Agreements.

“Holders of Obligations” means the holders of the Obligations from time to time and shall include (a) each Lender in respect of its Loans and in respect of obligations under Hedging Agreements entered into with any Loan Party, (b) each Issuing Bank in respect of Reimbursement Obligations owed to it, (c) the Administrative Agent, the Lenders and the Issuing Banks in respect of all other present and future obligations and liabilities of the Company or any of its Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (d) each Indemnitee in respect of the obligations and liabilities of the Company or any of its Subsidiaries to such Person hereunder or under the other Loan Documents and (e) their respective successors, transferees and assigns.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments or Incremental Revolving Commitments and effecting such other amendments hereto as may be approved by the Administrative Agent and the Company pursuant to Section 10.02(c).

“Incremental Lender” means an Incremental Revolving Lender and an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 10.02, to make Revolving Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 10.02, to make Incremental Term Loans of any Series to the Company hereunder.

“Incremental Term Lender” means each Lender with (a) a commitment to make Incremental Term Loans, established pursuant to an Incremental Facility Agreement or (b) an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Company pursuant to Section 10.02.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such person’s business payable on customary terms and earn-out payments arising in connection with Permitted Acquisitions), (c) obligations of a type set forth in clauses (a), (b) or (d) through (i) of this definition, whether or not assumed, secured by Liens on property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, bonds, or other similar instruments, (e) Capitalized Lease Obligations, (f) net liability in connection with Hedging Obligations, (g) actual and contingent reimbursement obligations in respect of letters of credit, (h) the implied debt component of synthetic leases of which such Person is lessee or any other off-balance sheet financing arrangements (including, without limitation, any such arrangements giving rise to any Off-Balance Sheet Liabilities) and (i) Contingent Obligations of such Person in respect of items of the type set forth in clauses (a) through (h); provided that the term “Indebtedness” shall not include any (a) accrued or deferred interest or other expenses, unless capitalized in accordance with Agreement Accounting Principles or (b) lease properly classified as an operating lease in accordance with Agreement Accounting Principles. The amount of any item of Indebtedness, except for any item of Indebtedness described in clause (g), (h) or (i), shall be the amount of any liability in respect thereof appearing on a balance sheet properly prepared in accordance with Agreement Accounting Principles. The amount of any item of Indebtedness described in clause (i) shall be determined in accordance with the definition of Contingent Obligations and the amount of any item of Indebtedness described in clause (h) above shall be the “principal-equivalent” amount of such obligation.

“Insignificant Subsidiary” means a Foreign Subsidiary having assets with a book value of $10,000,000 or less.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA to (b) the Interest Expense, in each case for the period of four fiscal quarters ending on such date.

“Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment fees and fees for stand-by letters of credit), all as determined in conformity with Agreement Accounting Principles.

“Interest Period” means (a) with respect to Alternate Currency Loans, any Alternate Currency Interest Period and (b) with respect to a Eurocurrency Rate Loan, a period of one, two, three or six months or, with the consent of all of the Lenders, nine months, commencing on a Business Day selected by the applicable Borrower on which a Eurocurrency Rate Loan is made to such Borrower pursuant to this Agreement or on the last day of the immediately preceding Interest Period applicable to such Loan. Such Interest Period described in clause (b) above shall end on (but exclude) the day which corresponds numerically to such date one, two, three, six or nine months thereafter; provided that if there is no such numerically corresponding day in such next, second, third, sixth or ninth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth or ninth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Inventory” means any and all goods, including, without limitation, goods in transit, wherever located, whether now owned or hereafter acquired by the Company or any of its Subsidiaries, which are held for sale, rental or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the business of the Company or any of its Subsidiaries, and shall include all right, title and interest of the Company or any of its Subsidiaries in any property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by the Company or any of its Subsidiaries.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (b) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person and (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business, but including intercompany loans and advances) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issuing Banks” means (a) JPMCB or any of its Affiliates in its separate capacity as an issuer of Letters of Credit pursuant to Sections 3.01 and 3.02, (b) solely in respect of any Existing Letter of Credit, the Lender that is the issuer thereof and (c) each other Lender for Revolving Loans (or any Affiliate, branch or agency thereof) approved by the Administrative Agent that shall have agreed to serve as, and shall have become, an Issuing Bank hereunder.

“JPMCB” means JPMorgan Chase Bank, N.A.

“L/C Documents” is defined in Section 3.04.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Interest” shall have the meaning ascribed to such term in Section 3.06.

“L/C Obligations” means, without duplication, an amount equal to the sum of (a) the aggregate amount then available for drawing under each of the Letters of Credit, (b) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Bank, (c) the aggregate outstanding amount of all Reimbursement Obligations at such time and (d) the aggregate amount equal to the face amount of all Letters of Credit requested by the Borrowers but not yet issued (unless the request for an unissued Letter of Credit has been denied).

“Lenders” means the Persons listed on Annex I and any other Person that shall have become a party hereto pursuant to an Assignment Agreement or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Bank.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent.

“Letter of Credit” means standby letters of credit to be (a) issued by the Issuing Banks pursuant to Section 3.01 or (b) deemed issued by the Issuing Banks pursuant to Section 3.02.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness on such date of determination to (b) EBITDA for the most recently ended period of four fiscal quarters (including any fiscal quarters ending on the date of determination).

“LIBO Rate” means, with respect to any Fixed Rate Loan denominated in any currency for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such currency or for such Interest Period, the arithmetic mean of the rates quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in such currency and for a period comparable to such Interest Period, in each case as of the Specified Time on the Quotation Day.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, encumbrance or security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement); provided that in no event shall the lessor’s interest under any real property lease or any lease properly classified as an operating lease in accordance with Agreement Accounting Principles be a “Lien” for purposes of this definition.

“Liquidity” means, at any time, the sum of (a) all cash and Cash Equivalents of the Company and its Subsidiaries at such time (other than any cash that shall be held in any blocked account or subject to any pledge, deposit, escrow or other arrangement for the purpose of providing security to any creditor), and (b) Availability at such time.

“Loan” means, (a) in the case of any Lender, such Lender’s portion of any Advance made pursuant to Section 2.01, 2.02 or 2.03, (b) in the case of any Alternate Currency Lender, any Alternate Currency Loan made by it pursuant to Section 2.22 and the applicable Alternate Currency Addendum, and (c) in the case of the Swing Line Bank, any Swing Line Loan made by it pursuant to Section 2.02.

“Loan Account” is defined in Section 2.13(a).

“Loan Documents” means this Agreement, each Alternate Currency Addendum executed hereunder, each Assumption Letter executed hereunder, each Guarantee, each Incremental Facility Agreement executed hereunder, the Subordination

Agreement, any fee letter between the Arrangers or any of them and the Company, and all other documents, instruments, notes and agreements executed in connection therewith or contemplated thereby, as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

“Loan Parties” means each of the Company, each Subsidiary Borrower and each of the Guarantors.

“Mandatory Cost Rate” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01A.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (a) the financial condition, operations, assets, business or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company or any of its Subsidiaries to perform their respective obligations under the Loan Documents, or (c) the ability of the Lenders or the Administrative Agent to enforce the Obligations.

“Material Acquisition” means (i) any Acquisition in which the aggregate cash consideration payable by the Company and its Subsidiaries is $100,000,000 or more or (ii) two or more Acquisitions consummated within a 12 month period in which the aggregate cash consideration payable by the Company and its Subsidiaries is $150,000,000 or more.

“Material Disposition” means (i) any disposition of assets (other than inventory sold in the ordinary course of business) in which the aggregate cash consideration received by the Company and its Subsidiaries is $100,000,000 or more or (ii) two or more dispositions of assets (other than inventory sold in the ordinary course of business) consummated within a 12 month period in which the aggregate cash consideration received by the Company and its Subsidiaries is $150,000,000 or more.

“MNPI” means material information concerning the Company and its Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Multicurrency Tranche Availability” means, at any particular time, the amount by which (a) the Aggregate Multicurrency Tranche Revolving Loan Commitment at such time exceeds (b) the Multicurrency Tranche Revolving Credit Obligations outstanding at such time.

“Multicurrency Tranche Revolving Credit Obligations” means, at any particular time, the sum of (a) the outstanding Multicurrency Tranche Revolving Loans at such time, plus (b) the outstanding L/C Obligations at such time, plus (c) the outstanding Alternate Currency Loans at such time.

“Multicurrency Tranche Revolving Lender” means a Lender with a Multicurrency Tranche Revolving Loan Commitment, outstanding Multicurrency Tranche Revolving Loans or participations in outstanding Letters of Credit or Alternate Currency Loans.

“Multicurrency Tranche Revolving Loan” means a Loan made pursuant to Section 2.01(a)(i).

“Multicurrency Tranche Revolving Loan Commitment” means, relative to any Lender, the obligation of such Lender to make Multicurrency Tranche Revolving Loans not exceeding the amount set forth on Annex I to this Agreement opposite its name thereon under the heading “Multicurrency Tranche Revolving Loan Commitment” or in the Assignment Agreement or Incremental Facility Agreement by which it became a Lender as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement.

“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, or was required to be, contributed to by either the Company or any member of the Controlled Group.

“Net Income” means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

“Non-Wholly-Owned Subsidiary” means each Subsidiary that is not a Wholly-Owned Subsidiary.

“Obligations” means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Company or any other Loan Party to any Credit Party, any Arranger, any Affiliate of the foregoing or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents, any Alternate Currency Addendum or any other Loan Document or under any Hedging Agreements or cash management arrangements or agreements (i) existing on the date hereof with a Person that is a Lender on the date hereof (or an Affiliate of such a Lender) or (ii) with a Person that shall have been a Lender at the time the applicable Hedging Agreement or cash management arrangement or agreement was entered into (or an Affiliate of such a Lender), in each case whether or not evidenced by any note, Guarantee or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, Guarantee, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable fees, disbursements and other charges of counsel (in each case whether or not allowed), and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.

“Obligor” is defined in Section 9.01.

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Other Taxes” is defined in Section 2.15(e)(ii).

“Participants” is defined in Section 14.02(a).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“Patriot Act Disclosures” means all documentation and other information which the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

“Payment Date” means the last day of each fiscal quarter of the Company, the Revolving Loan Commitment Termination Date, the Termination Date, the Term Loan Maturity Date and any payment date as set forth in an applicable Incremental Facility Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Permitted Acquisition” is defined in Section 7.03(e).

“Permitted Existing Contingent Obligations” means the Contingent Obligations of the Company and its Subsidiaries identified as such on Schedule 1.01B to the Disclosure Letter.

“Permitted Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries identified as such on Schedule 1.01C to the Disclosure Letter.

“Permitted Existing Investments” means the Investments of the Company and its Subsidiaries identified as such on Schedule 1.01D to the Disclosure Letter.

“Permitted Existing Liens” means the Liens on assets of the Company and its Subsidiaries identified as such on Schedule 1.01E to the Disclosure Letter.

“Permitted Liens” means:

(a) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are (i) not yet due, (ii) not yet delinquent for a period of more than 60 days, (iii) not subject to penalties for nonpayment or (iv) (so long as foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

(b) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not more than 60 days past due or which thereafter can be paid without penalty or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

(c) Liens arising with respect to zoning restrictions, easements, encroachments, Environmental Liens, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not materially interfere with the ordinary use or occupancy of the real property subject thereto or with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(d) Liens arising in the ordinary course of business out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(e) Liens arising from or upon any judgment or award; provided that (i) no Default under Section 8.01(g) has occurred or is continuing at the time of incurrence thereof and (ii) such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed;

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness for borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature (including letters of credit issued in favor of the issuer of any such bond) incurred in the ordinary course of the Company’s or any Subsidiary’s business;

(g) Leases or subleases and licenses and sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license;

(h) deposits as security for contested taxes or contested import or customs duties;

(i) Liens with respect to repurchase obligations in respect of Cash Equivalents of the type set forth in clauses (a) and (b) of the definition thereof; and

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, in respect of which the Company or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representative” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Rata Share” means, with respect to any Lender for Multicurrency Tranche Revolving Loans, US Tranche Revolving Loans or Term Loans, the percentage obtained by dividing (a) such Lender’s Multicurrency Tranche Revolving Loan Commitment, US Tranche Revolving Loan Commitment or Term Loan Commitment, as applicable, at such time (as adjusted from time to time in accordance with the provisions of this Agreement) by (b) the Aggregate Multicurrency Tranche Revolving Loan Commitment, the Aggregate US Tranche Revolving Loan Commitment or the Aggregate Term Loan Commitment at such time, as applicable (in each case, as adjusted from time to time in accordance with the provisions of this Agreement); provided that if all of the applicable Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means, with respect to any Lender for Multicurrency Tranche Revolving Loans, US Tranche Revolving Loans or Term Loans, the percentage obtained by dividing (i) the sum of (A) such Lender’s Multicurrency Tranche Revolving Loans, US Tranche Revolving Loans or Term Loans, as applicable, plus (B) in the case of Multicurrency Tranche Revolving Loans, such Lender’s share of the obligations to purchase participations in Letters of Credit and Alternate Currency Loans, plus (C) in the case of US Tranche Revolving Loans, such Lender’s share of the obligations to refund or purchase participations in Swing Line Loans, by (ii) the sum of (A) the aggregate outstanding amount of all Multicurrency Tranche Revolving Loans, US Tranche Revolving Loans or Term Loans, as applicable, plus (B) in the case of Multicurrency Tranche Revolving Loans, the aggregate outstanding amount of all Letters of Credit and all Alternate Currency Loans, plus (C) in the case of US Tranche Revolving Loans, the aggregate outstanding amount of all Swing Line Loans.

“Public Side Lender Representative” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Purchased Dealership” means any financially troubled dealership selling, among other things, the Company’s products that the Company shall have purchased and operated in order to preserve its distribution network.

“Quotation Day” means, with respect to any currency for any Interest Period, the day two Business Days prior to the first day of such Interest Period, unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Rate Option” means the Eurocurrency Rate, the Floating Rate or the Alternate Currency Fixed Rate, as applicable.

“Receivable(s)” means and includes all of the Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, notes receivable, and all present and future rights of the Company or its Subsidiaries, as applicable, to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Reference Banks” means the principal office in London of JPMCB and such other banks as may be appointed by the Administrative Agent in consultation with the Company.

“Register” is defined in Section 14.03(a).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligation” is defined in Section 3.07.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Relevant Interbank Market” means (a) in relation to Euro, the European interbank market and (b) in relation to any other Agreed Currency, the London interbank market.

“Repatriated Funds” means amounts paid by Foreign Subsidiaries to the Company or any Domestic Subsidiary in respect of the repayment of intercompany loans, dividends and return of capital.

“Replacement Lender” is defined in Section 2.20.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Benefit Plan, excluding, however, such events as to which the PBGC by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs; provided that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, at any time, Lenders holding more than 50% of the Total Exposure Amount.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule, code, ordinance, decree, order, judgment, or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in the Company’s or such Subsidiaries’ Equity Interests other than Disqualified Stock or in options, warrants or other rights to purchase such Equity Interests, (b) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Company or any of its Subsidiaries now or hereafter outstanding, other than in exchange for Equity Interests other than Disqualified Stock of the Company and (c) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Subordinated Indebtedness.

“Revolving Credit Obligations” means Multicurrency Tranche Revolving Credit Obligations or US Tranche Revolving Credit Obligations.

“Revolving Lender” means a Multicurrency Tranche Revolving Lender or a US Tranche Revolving Lender.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.

“Revolving Loan” means a Multicurrency Tranche Revolving Loan or a US Tranche Revolving Loan.

“Revolving Loan Commitment” means a Multicurrency Tranche Revolving Loan Commitment or a US Tranche Revolving Loan Commitment.

“Revolving Loan Commitment Termination Date” means the earliest of

(a) May 6, 2016;

(b) the date on which the Aggregate Revolving Loan Commitments of both Classes have been terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in the preceding clauses (b) or (c), the Revolving Loan Commitments shall terminate automatically and without any further action.

“Sale and Leaseback Transaction” means any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), (a) which the Company or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (b) which the Company or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Company or one of its Subsidiaries to any other Person in connection with such lease.

“Same Day Funds” means (a) with respect to disbursements and payments in any Agreed Currency, immediately available funds and (b) with respect to disbursements and payments in an Alternate Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternate Currency.

“Screen Rate” means

(a) in relation to LIBOR, the British Bankers Association Interest Settlement-Rate for the relevant currency and period; and

(b) in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period.

in each case, as displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Series” is defined in Section 10.02(b).

“Single Employer Plan” means a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which is a Benefit Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(b) it is then able and expects to be able to pay its debts as they mature; and

(c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time and (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Fixed Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean Indebtedness of the Company incurred from time to time that, together with any guarantees thereof by Subsidiaries, is subordinated in right of payment to the Obligations on terms customary at the time of incurrence for comparable publicly offered subordinated debt securities.

“Subordination Agreement” means that certain Subordination Agreement (and any and all supplements or joinders thereto or assumptions thereof) executed from time to time by each Subsidiary of the Company which may now or in the future have any claim against any Loan Party and each other Subsidiary of the Company as required pursuant to Section 7.02(k) in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations, in substantially the form of Exhibit F hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary Guarantee Agreement” means a subsidiary guarantee agreement entered into by a Subsidiary and the Administrative Agent, substantially in the form of Exhibit I hereto or any other form approved by the Administrative Agent.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” mean a Subsidiary of the Company.

“Subsidiary Borrower” means each Wholly-Owned Subsidiary of the Company (whether now existing or hereafter formed) duly designated by the Company pursuant to Section 2.21 to request Advances hereunder, which Wholly-Owned Subsidiary shall have delivered to the Administrative Agent an Assumption Letter in

accordance with Section 2.21 and such other documents as may be required pursuant to this Agreement, in each case together with its respective successors and assigns, including a debtor-in-possession on behalf of such Subsidiary Borrower.

“Swing Line Bank” means JPMCB and its successors and assigns, in its capacity as lender of Swing Line Loans hereunder.

“Swing Line Commitment” means the obligation of the Swing Line Bank to make Swing Line Loans up to a maximum principal amount of $30,000,000 at any one time outstanding.

“Swing Line Loan” means a Loan made to a Borrower by the Swing Line Bank pursuant to Section 2.02.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which the TARGET is open for the settlement of payments in Euros.

“Taxes” is defined in Section 2.15(e)(i).

“Term Lender” means a Lender with a Term Loan Commitment or outstanding Term Loans.

“Term Loan Commitment” means, relative to any Lender, the obligation of such Lender to make Term Loans not exceeding the amount set forth on Annex I to this Agreement opposite its name thereon under the heading “Term Loan Commitment” or on the signature page of the assignment and acceptance by which it became a Lender as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and acceptance.

“Term Loan Commitment Termination Date” means the earliest of

(a) the Term Loan Funding Date (immediately after the making of the Term Loans on such date);

(b) the 180th day following the date of this Agreement; and

(c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clauses (a), (b) or (c), the Term Loan Commitments shall terminate automatically and without any further action.

“Term Loan” and “Term Loans” are defined in Section 2.03(a).

“Term Loan Funding Date” means the date on which the Term Loans are made.

“Term Loan Maturity Date” means May 6, 2016.

“Termination Date” is defined in Section 2.19.

“Termination Event” means (a) a Reportable Event with respect to any Benefit Plan, (b) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of the Company or any member of the Controlled Group, (c) the imposition of an obligation on the Company or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, (d) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan or Foreign Pension Plan, (e) any event or condition which constitutes grounds under Section 4042 of ERISA which are reasonably likely to lead to the termination of, or the appointment of a trustee to administer, any Benefit Plan, (f) that a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan in place of the existing administrator, or (g) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan or Foreign Pension Plan.

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all outstanding Letters of Credit and the unfunded amount of all Commitments.

“Total Indebtedness” means, without duplication, on a consolidated basis, (a) all Indebtedness of the Company or any Subsidiary referred to in clauses (a), (d), (e), (g) and (h) of the definition of such term and (b) the principal amount of all Indebtedness of any Person in respect of which the Company or any Subsidiary has a Contingent Obligation.

“Transferee” is defined in Section 14.05.

“Type” means, with respect to any Loan, its nature as a Floating Rate Loan or a Fixed Rate Loan.

“Unfunded Liabilities” means (a) in the case of Single Employer Plans, the amount (if any) by which the aggregate accumulated benefit obligations exceeds the aggregate fair market value of assets of all Single Employer Plans as of the most recent measurement date for which actuarial valuations have been completed and certified to the Company, all as determined under FAS 87 as amended by FAS 88, 106, and 132, if applicable, using the methods and assumptions used by the Company for financial accounting purposes and (b) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“US Tranche Availability” means, at any particular time, the amount by which (a) the Aggregate US Tranche Revolving Loan Commitment at such time exceeds (b) the US Tranche Revolving Credit Obligations outstanding at such time.

“US Tranche Revolving Credit Obligations” means, at any particular time, the sum of (a) the outstanding US Tranche Revolving Loans at such time, plus (b) the outstanding principal amount of all Swing Line Loans at such time.

“US Tranche Revolving Lender” means a Lender with a US Tranche Revolving Loan Commitment, outstanding US Tranche Revolving Loans or participations in outstanding Swing Line Loans.

“US Tranche Revolving Loan” means a Loan made pursuant to Section 2.01(a)(ii).

“US Tranche Revolving Loan Commitment” means, relative to any Lender, the obligation of such Lender to make US Tranche Revolving Loans not exceeding the amount set forth on Annex I to this Agreement opposite its name thereon under the heading “US Tranche Revolving Loan Commitment” or in the Assignment Agreement or Incremental Facility Agreement by which it became a Lender as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, in each case, other than director qualifying shares. Unless the context otherwise requires, “Wholly-Owned Subsidiary” means a wholly-owned subsidiary of the Company.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References to any Person shall include such Person’s successors and assigns. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document, including this Agreement, or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date.

SECTION 1.03. References. Any references to Subsidiaries of the Company set forth herein shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

ARTICLE II

Loan Facilities

On the terms and subject to the conditions of this Agreement, the Lenders severally agree to make Loans as set forth below.

SECTION 2.01. Revolving Loans.

(a) Upon the satisfaction of the applicable conditions precedent set forth in Article V, from and including the Effective Date and prior to the Revolving Loan Commitment Termination Date, (i) each Multicurrency Tranche Revolving Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Multicurrency Tranche Revolving Loans to any Borrower from time to time in Dollars or any Agreed Currency, in a Dollar Amount not to exceed such Lender’s Pro Rata Share of the Multicurrency Tranche Availability at such time and (ii) each US Tranche Revolving Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make US Tranche Revolving Loans to any Borrower from time to time in Dollars, in an amount not to exceed such Lender’s Pro Rata Share of the US Tranche Availability at such time. Notwithstanding the foregoing, at no time shall (x) the Dollar Amount of the Multicurrency Tranche Revolving Credit Obligations exceed the Aggregate Multicurrency Tranche Revolving Loan Commitment or (y) the amount of the US Tranche Revolving Credit Obligations exceed the Aggregate US Tranche Revolving Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth in this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Commitment Termination Date. Revolving Loans shall be, at the option of the applicable Borrower, selected in accordance with Section 2.10, and shall be either Floating Rate Loans or Fixed Rate Loans. On the Revolving Loan Commitment Termination Date, each Borrower shall repay in full the outstanding principal balance of Revolving Loans made to it. The Revolving Loans of each Class shall be made by each applicable Revolving Lender ratably in proportion to such Lender’s respective applicable Pro Rata Share.

(b) Making of Revolving Loans. Promptly after receipt of the Borrowing/ Conversion/Continuation Notice under Section 2.08 in respect of Revolving Loans of any Class, the Administrative Agent shall notify each applicable Lender of the requested Revolving Loans. Each applicable Revolving Lender shall make available its Revolving Loan in accordance with the terms of Section 2.07. The Administrative Agent will promptly make the funds so received from the Lenders available to the applicable Borrower on the applicable Borrowing Date and shall disburse such proceeds in accordance with the applicable Borrower’s disbursement instructions set forth in such Borrowing/Conversion/Continuation Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date; provided that the Revolving Loan Commitments of the Lenders are several and no Lender shall be responsible for the failure of any other Lender to make Loans as required.

SECTION 2.02. Swing Line Loans.

(a) Amount of Swing Line Loans. Upon the satisfaction of the applicable conditions precedent set forth in Article V, from and including the Effective Date and prior to the Revolving Loan Commitment Termination Date, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make swing line loans (each, individually, a “Swing Line Loan” and collectively, the “Swing Line Loans”) to the Borrowers from time to time in Dollars; provided that at no time shall the aggregate outstanding principal amount of all Swing Line Loans exceed the Swing Line Commitment; provided further that at no time shall the Dollar Amount of US Tranche Revolving Credit Obligations exceed the Aggregate US Tranche Revolving Loan Commitment. The Swing Line Bank shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth in this Agreement, the Borrowers may borrow, prepay and reborrow Swing Line Loans.

(b) Borrowing/Conversion/Continuation Notice; Interest Rate. The Company and/or the applicable Borrower shall deliver to the Administrative Agent a Borrowing/Conversion/Continuation Notice, signed by it, not later than 12:00 noon (New York time) on the Borrowing Date of each Swing Line Loan (or at such later time as may be acceptable to the Swing Line Bank in its sole discretion), specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same date as the date the Borrowing/Conversion/Continuation Notice is given), (ii) the aggregate amount of the requested Swing Line Loan, the amount of which shall be not less than $1,000,000 and (iii) payment instructions for the disbursement of such Loan. The Swing Line Loans shall bear interest at the Floating Rate plus the Applicable Floating Rate Margin.

(c) Making of Swing Line Loans. Not later than 3:00 p.m. (New York time) on the applicable Borrowing Date, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in New York, New York, to the Administrative Agent at its address specified pursuant to Article XV. The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the applicable Borrower on the Borrowing Date in accordance with the applicable Borrower’s disbursement instructions set forth in the applicable Borrowing/Conversion/Continuation Notice.

(d) Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the applicable Borrower on or before the seventh Business Day after the Borrowing Date for such Swing Line Loan. The applicable Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans. In addition, the Administrative Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, (ii) shall at any time upon the request of the Swing Line Bank in its sole discretion, or (iii) shall on the seventh Business Day after the Borrowing Date of any Swing Line Loan, require (by giving notice thereof to each US Tranche Revolving Lender not later than 10:00 a.m. (New York time) one Business Day before the date of such Loan) each US Tranche Revolving Lender (including the Swing Line Bank) to make a US Tranche Revolving Loan in the amount of such US Tranche Revolving Lender’s Pro Rata Share of such Swing Line Loan, for the purpose of repaying all or any outstanding portion of such Swing Line Loan. Not later than 2:00 p.m. (New York time) on the date of any notice received pursuant to this Section 2.02(d), each US Tranche Revolving Lender shall make available its required US Tranche Revolving Loan, in funds immediately available in New York to the Administrative Agent at its address specified pursuant to Article XV. US Tranche Revolving Loans made pursuant to this Section 2.02(d) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Unless a US Tranche Lender shall have notified the Swing Line Bank, at least one Business Day prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Article V had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.02(d) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Bank or any other Person, (b) the failure to satisfy any condition set forth herein or the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Company, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.02(d), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.02(d) or may not make any Revolving Loan required by this Section 2.02, such Lender shall be deemed, at the option of the Administrative Agent or the Swing Line Bank, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the Swing Line Loan in the amount of such Revolving Loan, and such interest and participation shall be paid to such Lender upon demand by the Swing Line Bank together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. The payments of Lenders to the Administrative Agent shall not constitute a Loan and shall not relieve the applicable Borrower of its obligations to repay such Swing Line Loan. On the Revolving Loan Commitment Termination Date, the Company shall repay in full the outstanding principal balance of the Swing Line Loans.

SECTION 2.03. Term Loans.

(a) Upon the satisfaction of the applicable conditions precedent set forth in Article V, each Term Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make a term loan in Dollars (each individually, a “Term Loan” and collectively, the “Term Loans”) to the Company equal to such Lender’s Term Loan Commitment on a single date prior to the Term Loan Commitment Termination Date. Amounts repaid or prepaid with respect to Term Loans may not be reborrowed.

(b) Making of Term Loans. Promptly after receipt of the Borrowing/ Conversion/Continuation Notice under Section 2.08 in respect of Term Loans, the Administrative Agent shall notify each Lender of its Term Loan. Each Lender shall make available its Term Loan in accordance with the terms of Section 2.07. The Administrative Agent will promptly make the funds so received from the Lenders available to the Company at the Administrative Agent’s office in New York, New York on the Term Loan Funding Date and shall disburse such proceeds in accordance with the Company’s disbursement instructions set forth in such Borrowing/Conversion/Continuation Notice. A Lender’s obligation to make a Term Loan shall not be affected by any other Lender’s failure to make any Term Loan.

(c) Scheduled Repayment of Term Loans. On the Term Loan Maturity Date and on each Payment Date set forth below, the Company shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Term Loans in an amount equal to the percentage of the aggregate outstanding principal amount of Term Loans on the Term Loan Funding Date (immediately after the making of the Term Loans on such date) set forth below opposite the Term Loan Maturity Date or such Payment Date, as applicable:

Payment Date	Percentage of Required Principal Repayment

July 1, 2011	1.25%
September 30, 2011	1.25%
December 30, 2011	1.25%

March 30, 2012	1.25%
June 29, 2012	1.25%
September 28, 2012	1.25%
December 28, 2012	1.25%
March 29, 2013	1.25%
June 28, 2013	2.50%
September 27, 2013	2.50%
January 3, 2014	2.50%
April 4, 2014	2.50%
July 4, 2014	2.50%
October 3, 2014	2.50%
January 2, 2015	2.50%
April 3, 2015	2.50%
July 3, 2015	17.50%
October 2, 2015	17.50%
January 1, 2016	17.50%
April 1, 2016	17.50%

Term Loan Maturity Date	The then outstanding principal amount of all Term Loans

Each prepayment of Term Loans pursuant to Section 2.05(a) shall be applied to reduce ratably the remaining installments of principal due after the date of such prepayment.

SECTION 2.04. Rate Options for all Advances; Maximum Interest Periods. The Loans may be Floating Rate Advances (solely in the case of Loans denominated in (a) Dollars or (b) Alternate Currency Loans, if specified as such in the applicable Alternate Currency Addendum) or Fixed Rate Advances, or a combination thereof, selected by the Company or the applicable Borrower in accordance with Section 2.08. The Company or the applicable Borrower may select, in accordance with Section 2.10, Rate Options and Interest Periods applicable to portions of the Loans; provided that there shall be no more than 12 Interest Periods in effect with respect to all of the Loans at any time.

SECTION 2.05. Prepayments.

(a) Optional Prepayments. The Company or the applicable Borrower may from time to time and at any time upon at least one Business Day’s prior written notice repay or prepay without penalty or premium all or any part of outstanding Floating Rate Advances in an aggregate minimum amount of $5,000,000 (or the Equivalent Amount) and in integral multiples of $1,000,000 (or the Equivalent Amount) in excess thereof (unless Floating Rate Advances are prepaid in full). Fixed Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.04; provided that the applicable Borrower may not so prepay Fixed Rate Advances unless it shall have provided at least three Business Days’ prior written notice to the Administrative Agent of such prepayment. Each Borrower may, upon prior written notice to the Administrative Agent and to the applicable Alternate Currency Lender as prescribed in the applicable Alternate Currency Addendum and specifying that it is prepaying all or a portion of its Alternate Currency Loans, prepay its Alternate Currency Loans in whole at any time, or from time to time in part in an aggregate minimum amount of $5,000,000 (or the Equivalent Amount ) and in integral multiples of $1,000,000 (or the Equivalent Amount) in excess thereof (or as otherwise specified in the applicable Alternate Currency Addendum) by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment; provided that any such payment occurring prior to the last day of any Interest Period related to such Alternate Currency Loan shall be subject to the indemnification provisions contained in Section 4.04. Each such notice shall be irrevocable; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Loan Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06 and (B) a notice of prepayment of Term Loans pursuant to this Section 2.05(a) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.

(b) Mandatory Prepayments.

(i) If at any time and for any reason (other than fluctuations in currency exchange rates) the Revolving Credit Obligations of either Class are greater than the Aggregate Revolving Loan Commitment of such Class, the Company shall immediately make or cause to be made a mandatory prepayment of the Revolving Credit Obligations of such Class in an amount equal to such excess.

(ii) On the last Business Day of each month, the Administrative Agent shall calculate the Dollar Amount of all outstanding Alternate Currency Loans and Multicurrency Tranche Revolving Credit Obligations not denominated in Dollars using, for each currency, the arithmetic mean of the buy and sell spot rates of exchange at 11:00 a.m. London time of the Administrative Agent in the London interbank market (or other market where the Administrative Agent’s foreign exchange operations in respect of such currency are then being conducted) and if, on such Business Day:

(A) the Dollar Amount of the Multicurrency Tranche Revolving Credit Obligations exceeds the Aggregate Multicurrency Tranche Revolving Loan Commitment as a result of fluctuations in currency exchange rates, the Borrowers shall immediately prepay Multicurrency Tranche Revolving Loans in an aggregate amount such that after giving effect thereto the Dollar Amount of the Multicurrency Tranche Revolving Credit Obligations is less than or equal to the Aggregate Multicurrency Tranche Revolving Loan Commitment; or

(B) the Dollar Amount of the aggregate outstanding principal amount of Alternate Currency Loans in the same Alternate Currency exceeds the aggregate Alternate Currency Commitments with respect thereto as a result of fluctuations in currency exchange rates, the applicable Borrowers shall on such date prepay Alternate Currency Loans in such Alternate Currency in an aggregate amount such that after giving effect thereto the Dollar Amount of all such Alternate Currency Loans is less than or equal to the aggregate Alternate Currency Commitments with respect thereto.

(iii) All of the mandatory prepayments made under Section 2.05 shall be applied to the Revolving Credit Obligations of the applicable Class, first to Floating Rate Loans and to any Fixed Rate Loans maturing on such date and then to subsequently maturing Fixed Rate Loans in order of maturity and shall be subject to the indemnification provisions contained in Section 4.04.

SECTION 2.06. Reductions of Commitments.

(a) The Company may permanently reduce (i) the Aggregate Multicurrency Tranche Revolving Loan Commitment in whole, or in part ratably among the Multicurrency Tranche Revolving Lenders, in an aggregate minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (unless the Aggregate Multicurrency Tranche Revolving Loan Commitment is reduced in whole), (ii) the Aggregate US Tranche Revolving Loan Commitment in whole, or in part ratably among the US Tranche Revolving Lenders, in an aggregate minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (unless the Aggregate US Tranche Revolving Loan Commitment is reduced in whole) or (iii) the Swing Line Commitments in whole or in part in amounts of $1,000,000, in each case upon at least three Business Day’s prior written notice to the Administrative Agent, each Issuing Bank and the Swing Line Bank, which notice shall specify the amount of any such reduction; provided that the amount of the Aggregate Revolving Loan Commitment of either Class may not be reduced below the sum of the Dollar Amount of the outstanding Revolving Credit Obligations of such Class. All accrued commitment fees shall be payable on the effective date of any termination of all or any part the obligations of the Lenders to make Loans hereunder. Each Borrower may, upon three Business Days prior written notice to the Administrative Agent and to the applicable Alternate Currency Lender, terminate entirely at any time or reduce from time to time by an aggregate Dollar Amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or as set forth on the applicable Alternate Currency Addendum), the unused portions of the applicable Alternate Currency Commitment as specified by the applicable Borrower in such notice to the Administrative Agent and the applicable Alternate Currency Lender; provided that at no time shall the Alternate Currency Commitment of any Lender in respect of any Alternate Currency be reduced to an amount less than the total outstanding principal amount of all Alternate Currency Loans of such Lender made in such Alternate Currency. Each notice delivered by the Borrowers pursuant to this Section 2.06 shall be irrevocable; provided that a notice of reduction of the Aggregate Revolving Loan Commitment of either Class or the Swing Line Commitments or termination or reduction of the applicable Alternate Currency Commitment under this Section 2.06 may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) If the Term Loan Funding Date shall not have occurred by July 1, 2011, the Term Loan Commitments will be reduced on such date by an amount equal to 1.25% of the original amount thereof. If the Term Loan Funding Date shall not have occurred by September 30, 2011, the Term Loan Commitments will be further reduced on such date by an amount equal to 1.25% of the original amount thereof.

SECTION 2.07. Method of Borrowing. Not later than 12:00 noon (New York time) (a) on the Term Loan Funding Date, each Lender with a Term Loan Commitment shall transfer its Term Loan and (b) on each Borrowing Date for Revolving Loans, each Lender with a Revolving Loan Commitment of the applicable Class shall transfer its Revolving Loan, in each case by wire transfer of immediately available funds in the applicable Agreed Currency to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.

SECTION 2.08. Method of Selecting Types and Interest Periods for Advances. The applicable Borrower shall select the Type of Advance, the Agreed Currency and/or Alternate Currency and, in the case of each Fixed Rate Advance, the Interest Period applicable to each such Advance from time to time. The applicable Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit A hereto (a “Borrowing/Conversion/Continuation Notice”) not later than 11:00 a.m. (New York time) (a) one Business Day before the Borrowing Date of each Floating Rate Advance, (b) three Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in Dollars, (c) four Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in any Agreed Currency other than Dollars and (d) four Business Days before the Borrowing Date for each Alternate Currency Loan (or such other period as may be agreed to by the Administrative Agent and the applicable Borrower); provided that such notice to the applicable Alternate Currency Lender shall be given by 11:00 a.m. (local time) specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; (iv) the Agreed Currency or Alternate Currency applicable thereto; and (v) in the case of each Fixed Rate Loan, the Interest Period. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate plus the Applicable Floating Rate Margin in effect from time to time, changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate or Alternate Currency Rate, as applicable. Each Fixed Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate applicable to such Fixed Rate Advance and Interest Period plus the Applicable Fixed Rate Margin in effect from time to time.

SECTION 2.09. Minimum Amount of Each Advance. Each Advance (other than an Advance to repay a Swing Line Loan or Reimbursement Obligation) shall be in the minimum Dollar Amount of $5,000,000 (or the Approximate Equivalent Amount of any Agreed Currency other than Dollars or any Alternate Currency) and in integral Dollar Amount multiples of $1,000,000 (or the Approximate Equivalent Amount of any Agreed Currency other than Dollars or any Alternate Currency) in excess thereof (or such other amounts as may be specified in the applicable Alternate Currency Addendum); provided that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

SECTION 2.10. Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

(a) Right to Convert. The applicable Borrower may elect from time to time, subject to the provisions of Section 2.04 and this Section 2.10, to convert all or any part of a Loan (other than a Swing Line Loan) of any Type into any other available Type or Types of Loans (other than a Swing Line Loan); provided that any conversion of any Eurocurrency Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

(b) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Fixed Rate Loans. Fixed Rate Loans shall continue as Fixed Rate Loans until the end of the then applicable Interest Period therefor, at which time such Fixed Rate Loans, if denominated in Dollars, shall be automatically converted into Floating Rate Loans unless the Company shall have given the Administrative Agent notice in accordance with Section 2.10(d) requesting that, at the end of such Interest Period, such Fixed Rate Loans continue as Fixed Rate Loans. Unless a Borrowing/Conversion/Continuation Notice shall have timely been given in accordance with the terms of this Section 2.10, Fixed Rate Loans in an Agreed Currency other than Dollars and Alternate Currency Loans shall automatically continue as Fixed Rate Loans in the same Agreed Currency or Alternate Currency Loans in the same Alternate Currency, as applicable, with an Interest Period of one month.

(c) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.10(a) or Section 2.10(b), if the Administrative Agent or the Required Lenders shall so notify the Company, no Loan may be converted into or continued as a Fixed Rate Loan when any Default or Unmatured Default has occurred and is continuing.

(d) Borrowing/Conversion/Continuation Notice. The Company shall give the Administrative Agent a Borrowing/Conversion/Continuation Notice with respect to each conversion of a Floating Rate Loan (that is not an Alternate Currency Loan) into a Fixed Rate Loan or continuation of a Eurocurrency Rate Loan not later than 11:00 a.m. (New York time) (i) three Business Days prior to the date of the requested conversion or continuation, with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in Dollars, (ii) four Business Days prior to the date of the requested conversion or continuation with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in an Agreed Currency other than Dollars and (iii) five Business Days before the date of the requested conversion or continuation with respect to the conversion or continuation of any Alternate Currency Loan (or such other period as may be agreed to by the Administrative Agent), and the applicable Subsidiary Borrower shall give the applicable Alternate Currency Lender irrevocable notice by 11:00 a.m. (local time) three Business Days prior to the conversion or continuation of such Alternate Currency Loan (or such other period as may specified in the applicable Alternate Currency Addendum), specifying: (x) the requested date (which shall be a Business Day) of such conversion or continuation; (y) the amount and Type of the Loan to be converted or continued; and (z) the amount of Eurocurrency Rate Loans or Alternate Currency Loan(s), as applicable, into which such Loan is to be converted or continued, the Agreed Currency or Alternate Currency, as applicable, and the duration of the Interest Period applicable thereto.

(e) Notwithstanding anything herein to the contrary, (i) Eurocurrency Rate Loans in an Agreed Currency may be continued as Eurocurrency Rate Loans only in the same Agreed Currency and (ii) Alternate Currency Loans in an Alternate Currency may be continued as Alternate Currency Loans only in the same Alternate Currency.

SECTION 2.11. Default Rate. If any principal is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2% per annum plus the rate applicable to Floating Rate Revolving Loans.

SECTION 2.12. Method of Payment.

(a) All payments of principal, interest, fees, commissions and other amounts payable hereunder or under any other Loan Document shall be made on the date when due, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent to such account as may be specified by the Administrative Agent at least one Business Day prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to the 12:00 noon (local time)), in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date of payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Each Advance shall be repaid or prepaid in the Agreed Currency in which it was made in the amount borrowed and interest payable thereon shall also be paid in such currency. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified in its Administrative Questionnaire or at any

Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Company authorizes the Administrative Agent to charge the account of the Company maintained with JPMCB for each payment of principal, interest, fees, commissions and L/C Obligations as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to each Issuing Bank or Swing Line Bank, in the case of payments required to be made by the Company to any Issuing Bank or Swing Line Bank, pursuant to this Agreement.

(b) All payments to be made by the Borrowers hereunder in respect of any Alternate Currency Loans shall be made in the currencies in which such Loans are denominated and in funds immediately available, at the office or branch from which the Loan was made pursuant to Section 2.22 and the applicable Alternate Currency Addendum not later than 3:00 p.m. (local time) on the date on which such payment shall become due. Promptly, and in any event within two Business Days after receipt, upon receipt of any payment of principal of the Alternate Currency Loans the applicable Alternate Currency Lender shall give written notice to the Administrative Agent by telecopier or electronic mail of the receipt of such payment.

(c) Notwithstanding the foregoing provisions of this Section 2.12, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such Agreed Currency or Alternate Currency, as applicable, with the result that different types of such Agreed Currency or Alternate Currency (the “New Currency”), as applicable, are introduced and the type of currency in which the Advance was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders or Alternate Currency Lender, as applicable, in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall be made to the Administrative Agent or Alternate Currency Lender, as applicable, in such amount and such type of the New Currency or Dollars as shall be equivalent to the amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations. In addition, notwithstanding the foregoing provisions of this Section 2.12, if, after the making of any Advance in any currency other than Dollars, the applicable Borrower is not able to make payment to the Administrative Agent for the account of the Lenders or the applicable Alternate Currency Lender in the type of currency in which such Advance was made because of the imposition of any such currency control or exchange regulation, then such Advance shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance.

SECTION 2.13. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing all indebtedness of the Borrowers owing to such Lender hereunder from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 14.03(a) shall reflect (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount and the currency of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 14.03, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(c) The entries made in the Loan Account, the Register and the other accounts maintained pursuant to subsections (a) or (b) of this Section 2.13 shall be presumptively correct for all purposes, absent manifest error, and shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans, L/C Disbursements, interest and fees due or accrued hereunder; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with the terms of this Agreement.

(d) Any Lender making a Revolving Loan of either Class or a Term Loan may request that the Revolving Loans of the applicable Class or the Term Loan made by it be evidenced by a promissory note. In such event, the applicable Borrower shall promptly prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 14.03) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.14. Telephonic Notices. The Borrowers authorize the Lenders and the Administrative Agent to extend Loans, effect selections of Types of Advances and to transfer funds based on such telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the applicable Borrower. The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

SECTION 2.15. Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Taxes.

(a) Promise to Pay. Each Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(b) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on (i) each Payment Date, commencing with the first such date to occur after the date hereof, (ii) upon any prepayment (whether by acceleration or otherwise) and (iii) at maturity (whether by acceleration or otherwise). Interest accrued on each Fixed Rate Loan shall be payable on (i) the last day of its applicable Interest Period, (ii) on any date on which the Fixed Rate Loan is prepaid (whether by acceleration or otherwise) and (iii) at maturity. Interest accrued on each Fixed Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on the last day of each fiscal month of the Company, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Fees.

(i) The Company shall pay to the Administrative Agent for the account of each Term Loan Lender in accordance with their Pro Rata Shares, from and after the Effective Date until the Term Loan Commitment Termination Date, a non-refundable ticking fee accruing at the rate of the then Applicable Commitment Fee Percentage on the daily average unutilized portion of such Lender’s Term Loan Commitment. The ticking fee shall be payable in arrears on each Payment Date after the Effective Date and, in addition, on any date on which such Term Loan Commitment shall be terminated in whole or, with respect to such terminated amount, in part.

(ii) The Company shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with their Pro Rata Shares, from and after the Effective Date until the Revolving Loan Commitment Termination Date, a non-refundable commitment fee accruing at the rate of the then Applicable Commitment Fee Percentage on the daily average unutilized portion of such Lender’s Revolving Loan Commitments (treating Alternate Currency Loans, but not Swing Line Loans, as usage). The commitment fee shall be payable in arrears on each Payment Date after the Effective Date and, in addition, on any date on which such Revolving Loan Commitments shall be terminated in whole or, with respect to such terminated amount, in part.

(iii) The Borrowers shall pay in Dollars (i) to the Administrative Agent for the account of each Multicurrency Tranche Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Fixed Rate Margin for Fixed Rate Loans on the daily amount of the Dollar Amount of such Lender’s exposure to any L/C Obligations (excluding any portion thereof attributable to outstanding and unpaid Reimbursement

Obligations) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Multicurrency Tranche Revolving Loan Commitment terminates and the date on which such Lender ceases to have any exposure to any L/C Obligations and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or .125% per annum on the average daily Dollar Amount of any exposure to any L/C Obligations attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to outstanding and unpaid Reimbursement Obligations) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Loan Commitments and the date on which there ceases to be any such exposure to any L/C Obligations, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Payment Date shall be payable on the third Business Day following such Payment Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Multicurrency Tranche Revolving Loan Commitments terminate and any such fees accruing after the date on which the Multicurrency Tranche Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

(iv) The Company agrees to pay to the Administrative Agent, for the sole account of the Administrative Agent, the fees separately agreed upon by the Company and the Administrative Agent.

(v) The applicable Borrower agrees to pay to each Alternate Currency Lender, for its sole account, a fronting fee equal to the percentage set forth in the applicable Alternate Currency Addendum multiplied by the average daily outstanding Dollar Amount of all Alternate Currency Loans made by such Alternate Currency Lender.

(d) Interest and Fee Basis; Applicable Floating Rate Margin, Applicable Fixed Rate Margin and Applicable Commitment Fee Percentage.

(i) Interest on all Fixed Rate Loans (except as provided otherwise in the applicable Alternate Currency Addendum in the case of an Alternate Currency Loan) and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on all Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365-day, or when appropriate 366-day, year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 3:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligation shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(ii) The Applicable Floating Rate Margin, Applicable Fixed Rate Margin and Applicable Commitment Fee Percentage shall be determined from time to time on the basis of the then applicable Leverage Ratio in accordance with the following table; provided, that the Applicable Floating Rate Margin, Applicable Fixed Rate Margin and Applicable Commitment Fee Percentage will initially be determined by reference to Category 3 in such table and, prior to the fifth Business Day following the Administrative Agent’s receipt of the financial statements and compliance certificate delivered pursuant to Section 7.01 in respect of the fiscal quarter of the Company ending on or about September 30, 2011, shall in no event be lower than those set forth in such Category 3:

LEVERAGE RATIO	APPLICABLE FLOATING RATE MARGIN	APPLICABLE FIXED RATE MARGIN	APPLICABLE COMMITMENT FEE PERCENTAGE
Category 1 Less than 1.00	0.25%	1.25%	0.20%
Category 2 1.00 or greater, but less than 1.50	0.50%	1.50%	0.25%
Category 3 1.50 or greater, but less than 2.25	0.75%	1.75%	0.30%
Category 4 2.25 or greater, but less than 3.00	1.00%	2.00%	0.35%
Category 5 3.00 or greater	1.25%	2.25%	0.40%

Upon receipt of the financial statements to be delivered by the Company in accordance with Section 7.01(a)(i) or (ii), as applicable, for any fiscal quarter or, if earlier, upon receipt of the Company’s audited financial statements for any fiscal year, the Applicable Floating Rate Margin, Applicable Fixed Rate Margin and Applicable Commitment Fee Percentage shall be adjusted (subject to the proviso above), such adjustment being effective on the fifth Business Day following the Administrative Agent’s receipt of such financial statements and the compliance certificate required to be delivered in connection therewith pursuant to Section 7.01(a)(iii); provided that if the Company shall not have timely delivered its financial statements in accordance with Section 7.01(a)(i) or (ii), as applicable, then commencing on the date upon which such financial statements should have been delivered and continuing until such financial statements are actually delivered, the Applicable Floating Rate Margin, Applicable Fixed Rate Margin and Applicable Commitment Fee Percentage shall be determined by reference to Category 5. Notwithstanding the foregoing, for so long as any Default shall have occurred and be continuing, the Applicable Floating Rate Margin, Applicable Fixed Rate Margin and Applicable Commitment Fee Percentage shall be determined by reference to Category 5.

(e) Taxes.

(i) Any and all payments by the Borrowers hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any interest, penalties and liabilities with respect thereto but excluding, in the case of each Lender and the Administrative Agent, (A) such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender’s or the Administrative Agent’s, as the case may be, net income by the United States of America, or any Governmental Authority of the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any taxes imposed by any jurisdiction with which such Lender or Administrative Agent has a present or former connection (other than any connection arising solely from having executed, delivered, performed its obligations or received payment under, or enforced this Agreement) and (B) in the case of a Non-U.S. Lender (as defined in Section 2.15(e)(vi)) (other than an assignee pursuant to a request by the company under Section 2.20), any withholding tax that (1) would result from any law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of assignment (or designation of a new lending office) to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to this Section 2.15(e)(i) or (2) is attributable to such Non-U.S. Lender’s failure to comply with Section 2.20. All such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit are hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 2.15(e)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Borrower shall make such deductions or withholdings and (iii) the applicable Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(ii) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit (hereinafter referred to as “Other Taxes”).

(iii) The Company and each Subsidiary Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.15(e)) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.15(e) submitted to the applicable Borrower and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall attach a copy of the original official document from the Governmental Authority asserting such Taxes or Other Taxes and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

(iv) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Company or any Subsidiary Borrower, the Company shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

(v) Without prejudice to the survival of any other agreement of the Company and the Subsidiary Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.15(e) shall survive the payment in full of all Obligations, the termination of the Letters of Credit and the termination of this Agreement.

(vi) Each Lender (including any Replacement Lender) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent on or before the Effective Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 14.03 (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (A) two duly completed copies of (x) IRS Form W-8BEN, (y) IRS Form W-8IMY, or (z) IRS Form W-8ECI, or in each case an applicable successor form or (B) in the case of a Non-U.S. Lender that is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (I) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Company or any Subsidiary Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (z) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (II) two duly completed copies of IRS Form W-8BEN or applicable successor form. Each such Lender further agrees to deliver to the Company and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Company and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Company and the Administrative Agent pursuant to this Section 2.15(e)(vi). Further, each Lender which delivers a form or certificate pursuant to this clause (vi) covenants and agrees to deliver to the Company and the Administrative Agent within 15 days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder). Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent on or before the Effective Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 14.03 (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only for so long as such Lender is legally entitled to do so) a certificate to the effect that it is such a United States person or such other documentation or information prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether such Lender is subject to backup withholding or information reporting requirements. Any form delivered by a Lender pursuant to this Section 2.15(e)(vi) shall be true, correct and complete in all material respects.

(vii) Each Lender shall promptly furnish to the Company and the Administrative Agent such additional official forms prescribed by applicable law and documents required to be attached thereto (“Additional Documentation”) as may be reasonably required by any Borrower or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld; provided the applicable Lender is legally entitled to provide such Additional Documentation and provided further, that applicable Lender will incur no adverse consequences (as determined in such Lender’s sole discretion after consultation with the Company) as a result of furnishing such Additional Documentation. Any Additional Documentation furnished by a Lender pursuant to this Section 2.15(e)(vii) shall be true, correct and complete in all material respects. Notwithstanding any other provision of this Section 2.15(e), no Borrower shall be obligated to gross up any payments to any Lender pursuant to Section 2.15(e)(i), or to indemnify any Lender pursuant to Section 2.15(e)(iii), in respect of any withholding taxes to the extent imposed solely as a result of the failure of such Lender to comply with the provisions of this Section 2.15(e)(vii) or Section 2.15(e)(vi).

(viii) If a Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Lender or the Administrative Agent, agrees to repay the amount paid over to such Borrower (plus any interest charged by the Governmental Authority with respect to such refund) in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. This Section 2.15(e)(viii) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.16. Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each applicable Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing/Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify the Company or applicable Borrower and each Lender of the interest rate and Agreed Currency applicable to each Fixed Rate Loan promptly upon determination of such interest rate and Agreed Currency and will give each Lender prompt notice of each change in the Alternate Base Rate.

SECTION 2.17. Lending Installations. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Company, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

SECTION 2.18. Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of any Borrower, a payment of principal, interest fees or other Obligations to the Administrative Agent for the account of any of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the applicable Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative

Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

SECTION 2.19. Termination Date. This Agreement shall be effective until the date (the “Termination Date”) upon which (a) all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied, (b) all commitments of the Lenders to extend credit hereunder have expired or have been terminated and (c) all of the Letters of Credit shall have expired, been canceled or terminated (or been cash collateralized or become subject to other arrangements satisfactory to the Administrative Agent and the Issuing Bank). Notwithstanding the occurrence of the Termination Date, obligations of the Borrowers and other terms hereof which by the terms of this Agreement survive termination shall survive the Termination Date.

SECTION 2.20. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall: (a) be a Defaulting Lender, (b) request compensation from any Borrower under Sections 2.15(e), 4.01 or 4.02 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders except as provided under any applicable Alternate Currency Addendum, or (c) deliver a notice pursuant to Section 4.03 claiming that such Lender is unable to extend Eurocurrency Rate Loans to the Company for reasons not generally applicable to the other Lenders, then, in any such case, after the engagement of one or more “Replacement Lenders” (as defined below) by the Company and/or the Administrative Agent, the Company or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements five Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 14.03(a) which the Company or the Administrative Agent, as the case may be, shall have engaged for such purpose (each, a “Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Alternate Currency Loans hereunder) in accordance with Section 14.03. The Administrative Agent is authorized to execute one or more of such Assignment Agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five Business Days after the date of such demand. With respect to such assignment the Affected Lender shall be entitled to receive, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.15(e), 4.01, and 4.02 with respect to such Affected Lender and compensation payable under Section 2.15(c) in the event of any replacement of any Affected Lender under clause (b) or clause (c) of this Section 2.20; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15(e), 4.01, 4.02, 4.04, and 11.06, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 12.09.

SECTION 2.21. Subsidiary Borrowers.

(a) Subject to prior or concurrent satisfaction of the conditions precedent in this Section 2.21, any Wholly-Owned Subsidiary of the Company may become a party to this Agreement and a “Subsidiary Borrower” hereunder on or after the Effective Date, entitled to all of the rights and subject to all of the obligations incident thereto.

(b) The Company shall have provided to the Administrative Agent (with sufficient copies for each Lender) a written request that it desires to add as a party to this Agreement a Wholly-Owned Subsidiary. Such written request shall include the name and address of the proposed “Subsidiary Borrower”, its jurisdiction of formation or organization, its principal place of business and a brief description of its significant business activities.

(c) If the proposed “Subsidiary Borrower” is a Domestic Subsidiary, the Company shall obtain the written consent of the Administrative Agent to add such Person.

(d) If the proposed “Subsidiary Borrower” is a Foreign Subsidiary, the Company shall obtain the written consent of the Administrative Agent and each Lender, which consent of each Lender shall not be unreasonably withheld (it being understood that a Lender shall be deemed to have acted reasonably in withholding its consent if (i) it is unlawful for any Lender to make Loans under this Agreement to the proposed “Subsidiary Borrower,” (ii) any Lender cannot or has not determined that it is lawful to do so, (iii) the making of a Loan to the proposed “Subsidiary Borrower” might subject any Lender to adverse tax consequences, or (iv) any Lender is required or has determined that it is prudent to register or file in the jurisdiction of formation or organization of the proposed Subsidiary Borrower and it does not wish to do so).

(e) The Administrative Agent shall have received from the proposed “Subsidiary Borrower” a certificate, dated the effective date of the Assumption Letter duly executed and delivered by the Secretary, Assistant Secretary or other authorized representative of such Subsidiary Borrower as to:

(i) resolutions of its Board of Directors or its executive committee, as the case may be, then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to be executed by it and evidence of any necessary filing of such resolutions with the appropriate governmental office;

(ii) the certificate of incorporation or equivalent document of such Subsidiary Borrower;

upon which certificate each Lender may conclusively rely until the Administrative Agent shall have received a further certificate of the Secretary or other authorized Person of such Subsidiary Borrower canceling or amending such prior certificate. In addition, each Subsidiary Borrower shall have delivered to the Administrative Agent a good standing certificate from the relevant governmental regulatory institution of its jurisdiction of organization, if applicable in such jurisdiction, each such certificate to be dated a date reasonably near (but prior to) the date such Subsidiary Borrower becomes a Borrower hereunder.

(f) The Administrative Agent shall have received (i) an original Assumption Letter with sufficient counterparts for each Lender, duly executed and completed by the proposed Subsidiary Borrower and (ii) such other Guarantee and subordinated intercompany indebtedness documents (and related closing documentation) as required by Section 5.03 or as otherwise may be reasonably required by the Administrative Agent, such documents with respect to any additional Subsidiaries to be substantially similar in form and substance to the Loan Documents executed on or about the Effective Date by or in respect of the Subsidiaries parties hereto as of such date.

(g) The Administrative Agent shall have received an opinion of counsel to such Subsidiary Borrower, in form and substance satisfactory to the Administrative Agent.

(h) The Administrative Agent and each Lender shall have received all Patriot Act Disclosures requested by them with respect to such Subsidiary Borrower.

(i) So long as the principal of and interest on any Advances made to any Subsidiary Borrower under this Agreement shall have been paid in full, all Letters of Credit issued for the account of such Subsidiary Borrower have expired or been returned and terminated and all other obligations of such Subsidiary Borrower under this Agreement shall have been fully performed, the Company may, by not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Subsidiary Borrower’s status as a “Subsidiary Borrower” hereunder.

SECTION 2.22. Alternate Currency Loans.

(a) Upon the satisfaction of the conditions precedent set forth in Article V and in the applicable Alternate Currency Addendum, from and including the later of the Effective Date and the date of execution of the applicable Alternate Currency Addendum and prior to the termination of the Aggregate Multicurrency Tranche Revolving Loan Commitment (or such earlier termination date as shall be specified in or pursuant to the applicable Alternate Currency Addendum), each Alternate Currency Lender agrees, on the terms and conditions set forth in this Agreement and in the applicable Alternate Currency Addendum, to make Alternate Currency Loans under such Alternate Currency Addendum to the applicable Borrower party to such Alternate Currency Addendum from time to time in the applicable Alternate Currency, in an amount not to exceed each such Alternate Currency Lender’s applicable Alternate Currency Commitment; provided that at no time shall the Dollar Amount of the Alternate Currency Loans for any specific Alternate Currency exceed the maximum amount specified as the maximum amount for such Alternate Currency in the applicable Alternate Currency Addendum other than as a result of currency fluctuations and then only to the extent permitted in Section 2.05(b)(ii); provided further that at no time shall the Dollar Amount of the Multicurrency Tranche Revolving Credit Obligations exceed the Aggregate Multicurrency Tranche Revolving Loan Commitment. Subject to the terms of this Agreement and the applicable Alternate Currency Addendum, the applicable Borrowers may borrow, repay and reborrow Alternate Currency Loans in the applicable Alternate Currency at any time prior to the termination of the Aggregate Multicurrency Tranche Revolving Loan Commitment (or such earlier termination date as shall be specified in or pursuant to the applicable Alternate Currency Addendum). On the termination of the Aggregate Multicurrency Tranche Revolving Loan Commitment (or such earlier termination date as shall be specified in or pursuant to the applicable Alternate Currency Addendum), the outstanding principal balance of the Alternate Currency Loans shall be paid in full by the applicable Borrower and prior to the termination of the Aggregate Multicurrency Tranche Revolving Loan Commitment (or such earlier termination date as shall be specified in or pursuant to the applicable Alternate Currency Addendum) prepayments of the Alternate Currency Loans shall be made by the applicable Borrower if and to the extent required by Section 2.05(b)(ii). For the avoidance of doubt, it is understood that no Lender shall have any obligation hereunder to execute an Alternate Currency Addendum and so to become an Alternate Currency Lender.

(b) Borrowing Notice. When the applicable Borrower desires to borrow under this Section 2.22, the applicable Borrower shall deliver to the applicable Alternate Currency Lender and the Administrative Agent a Borrowing/Conversion/Continuation Notice, signed by it, as provided in Section 2.08 specifying that such Borrower is requesting an Alternate Currency Loan pursuant to this Section 2.22, and the Administrative Agent shall give prompt notice to the Lenders of any such request for an Alternate Currency Loan. Any Borrowing/Conversion/Continuation Notice given pursuant to this Section 2.22 shall be irrevocable.

(c) Termination. Except as otherwise required by applicable law, in no event shall any Alternate Currency Lender have the right to accelerate the Alternate Currency Loans outstanding under any Alternate Currency Addendum or to terminate its commitments (if any) thereunder to make Alternate Currency Loans prior to the stated termination date in respect thereof, except that each Alternate Currency Lender shall have such rights upon an acceleration of the Loans and a termination of the Aggregate Multicurrency Tranche Revolving Loan Commitments pursuant to Article VIII.

(d) Statements. Each Alternate Currency Lender shall furnish to the Administrative Agent not less frequently than monthly, at the end of each calendar quarter, and at any other time at the reasonable request of the Administrative Agent, a statement setting forth the outstanding Alternate Currency Loans made and repaid during the period since the last such report under such Alternate Currency Addendum.

(e) Risk Participation. Immediately and automatically upon the occurrence of a Default under Sections 8.01(a), (e) or (f), each Multicurrency Tranche Revolving Lender shall be deemed to have unconditionally and irrevocably purchased from the applicable Alternate Currency Lender, without recourse or warranty, an undivided interest in and participation in each Alternate Currency Loan ratably in an amount equal to such Lender’s Pro Rata Share for Multicurrency Tranche Revolving Loans of the amount of principal and accrued interest of such Loan, and immediately and automatically all Alternate Currency Loans shall be converted to Floating Rate Loans denominated in Dollars equal to the Dollar Amount of each such Alternate Currency Loan determined as of the date of such conversion; provided that to the extent such conversion shall occur other than at the end of an Interest Period, the applicable Borrower shall pay to the applicable Alternate Currency Lender all losses and breakage costs related thereto in accordance with Section 4.04. Each of the Multicurrency Tranche Revolving Lenders shall pay to the applicable Alternate Currency Lender not later than two Business Days following a request for payment from such Alternate Currency Lender, in Dollars, an amount equal to the undivided interest in and participation in the Alternate Currency Loan purchased by such Lender pursuant to this Section 2.22(e). In the event that any Lender fails to make payment to the applicable Alternate Currency Lender of any amount due under this Section 2.22(e), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives from such Lender an amount sufficient to discharge such Lender’s payment obligation as prescribed in this Section 2.22(e) together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand by the applicable Alternate Currency Lender and ending on the date such obligation is fully satisfied. The Administrative Agent will promptly remit all payments received as provided above to the applicable Alternate Currency Lender. In consideration of the risk participations prescribed in this Section 2.22(e), each Multicurrency Tranche Revolving Lender shall receive from the applicable Alternate Currency Lender, from the accrued interest paid for periods prior to the conversion of any Alternate Currency Loan as described above by the applicable Borrower on each Alternate Currency Loan, a fee equal to such Multicurrency Tranche Revolving Lender’s Pro Rata Share for Revolving Loans of the Applicable Fixed Rate Margin component of the interest accrued on such Loan, as in effect from time to time during the period such interest accrued. Such portion of the interest paid by the applicable Borrower on Alternate Currency Loans to the applicable Alternate Currency Lender shall be paid as promptly as possible by such Alternate Currency Lender to the Administrative Agent, and the Administrative Agent shall as promptly as possible convert such amount into Dollars at the spot rate of exchange in accordance with its normal banking practices and apply such resulting amount ratably among the Lenders (including the Alternate Currency Lenders) in proportion to their Pro Rata Shares for Multicurrency Tranche Revolving Loans.

(f) Other Provisions Applicable to Alternate Currency Loans. The specification of payment of Alternate Currency Loans in the related Alternate Currency at a specific place pursuant to this Agreement is of the essence. Such Alternate Currency shall, subject to Section 2.21, be the currency of account and payment of such Loans under this

Agreement and the applicable Alternate Currency Addendum. Notwithstanding anything in this Agreement, the obligation of the applicable Borrower in respect of such Loans shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Alternate Currency and transfer to such Lender under normal banking procedure, does not yield the amount of such Alternate Currency due under this Agreement or the applicable Alternate Currency Addendum. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Alternate Currency due under this Agreement or the applicable Alternate Currency Addendum, such Lender shall have an independent cause of action against each of the Borrowers for the currency deficit. In the event that any payment, upon conversion and transfer, results in payment in excess of the amount of such Alternate Currency due under this Agreement or the applicable Alternate Currency Addendum, such Lender shall refund such excess to the applicable Borrower.

SECTION 2.23. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s office in New York, New York on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the Specified Currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the Specified Currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Specified Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 13.02, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.24. Market Disruption; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations.

(a) Notwithstanding the satisfaction of all conditions referred to in this Article II with respect to any Advance in any Agreed Currency other than Dollars or in an Alternate Currency, as applicable, if there shall occur on or prior to the date of such

Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Company, any Subsidiary Borrower, any Alternate Currency Lender, the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Rate Loans or Alternate Currency Loans comprising such Advance to be denominated in the Agreed Currency or Alternate Currency, as applicable, specified by the applicable Borrower, then the Administrative Agent shall forthwith give notice thereof to the Company or such Borrower, the applicable Alternate Currency Lender and the Lenders, or the applicable Borrower shall give notice to the Administrative Agent, the applicable Alternate Currency Lender and the Lenders, as the case may be, and such Eurocurrency Rate Loans or Alternate Currency Loans shall not be denominated in such currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice, as Floating Rate Loans, unless the applicable Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date, or (ii) it elects to borrow on a date at least three Business Days thereafter in a different Agreed Currency or Alternate Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Administrative Agent, any Alternate Currency Lender, if applicable, and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice.

(b) Except as set forth in Sections 2.01, 2.03, 2.05 and 2.22, all amounts referenced in this Article II shall be calculated using the Dollar Amount determined based upon the Equivalent Amount in effect as of the date of any determination thereof; provided to the extent that any Borrower shall be obligated hereunder to pay in Dollars any Advance denominated in a currency other than Dollars, such amount shall be paid in Dollars using the Dollar Amount of the Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof) and in the event that the applicable Borrower does not reimburse the Administrative Agent and the Lenders are required to fund a purchase of a participation in such Advance, such purchase shall be made in Dollars in an amount equal to the Dollar Amount of such Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof). Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the Borrowers and the Borrowers agree to indemnify and hold harmless each Issuing Bank, the Alternate Currency Lenders, the Administrative Agent and the Lenders from and against any loss resulting from any borrowing denominated in a currency other than in Dollars and for which the Lenders are not reimbursed on the day of such borrowing.

SECTION 2.25. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender with a Revolving Loan Commitment becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused amount of the Revolving Loan Commitments of such Defaulting Lender pursuant to Section 2.15(c)(ii);

(b) the Revolving Loan Commitments and Revolving Credit Obligations of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.01, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any exposure to Swing Line Loans, L/C Obligations or Alternate Currency Loans exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i) unless a Default or Unmatured Default has occurred and is continuing, the exposure to L/C Obligations or Alternate Currency Loans of such Defaulting Lender shall be reallocated among the Non-Defaulting Multicurrency Tranche Revolving Lenders in accordance with their respective Pro Rata Shares for Multicurrency Tranche Revolving Loans, but only to the extent that the sum of all Non-Defaulting Multicurrency Tranche Revolving Lenders’ Multicurrency Tranche Revolving Credit Obligations plus such Defaulting Lender’s exposure to L/C Obligations and Alternate Currency Loans does not exceed the sum of all Non-Defaulting Multicurrency Tranche Revolving Lenders’ Multicurrency Tranche Revolving Commitments;

(ii) unless a Default or Unmatured Default has occurred and is continuing, the exposure to Swing Line Loans of such Defaulting Lender shall be reallocated among the Non-Defaulting US Tranche Revolving Lenders in accordance with their respective Pro Rata Shares for US Tranche Revolving Loans, but only to the extent that the sum of all Non-Defaulting US Tranche Revolving Lenders’ US Tranche Revolving Credit Obligations plus such Defaulting Lender’s exposure to Swing Line Loans does not exceed the sum of all Non-Defaulting US Tranche Revolving Lenders’ US Tranche Revolving Commitments;

(iii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s exposure to Alternate Currency Loans that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s exposure to any L/C Obligations that has not been reallocated in accordance with the procedures set forth in Section 3.12 for so long as such exposure to any L/C Obligations is outstanding;

(iv) if the reallocation described in clause (ii) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent prepay the portion of such Defaulting Lender’s exposure to Swing Line Loans that has not been reallocated;

(v) if the applicable Borrower cash collateralizes any portion of such Defaulting Lender’s exposure to any L/C Obligations pursuant to clause (iii) above, such Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.15(c)(iii) with respect to such portion of such Defaulting Lender’s exposure to any L/C Obligations for so long as such Defaulting Lender’s exposure to any L/C Obligations is cash collateralized;

(vi) if any portion of the exposure to any L/C Obligations or Alternate Currency Loans of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.15(c)(ii), 2.15(c)(iii) and 2.15(c)(v) shall be adjusted to give effect to such reallocation; and

(vii) if all or any portion of such Defaulting Lender’s exposure to any L/C Obligations or Alternate Currency Loans is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank, Alternate Currency Lender or other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment utilized by such exposure to any L/C Obligations or Alternate Currency Loans) and participation fees payable under Section 2.15(c)(iii) or 2.15(c)(v)) with respect to such Defaulting Lender’s exposure to any L/C Obligations or Alternate Currency Loans shall be payable to the applicable Issuing Banks or Alternate Currency Lenders (and allocated among them ratably based on the amount of such Defaulting Lender’s exposure to any L/C Obligations attributable to Letters of Credit issued by each Issuing Bank or to Alternate Currency Loans made by each Alternate Currency Lender) until and to the extent that such exposure to any L/C Obligations or Alternate Currency Loans is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, (i) if such Revolving Lender is a US Tranche Revolving Lender, the Swing Line Bank shall not be required to fund any Swing Line Loan, (ii) if such Revolving Lender is a Multicurrency Tranche Revolving Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit and no Alternate Currency Lender shall be required to make any Alternate Currency Loan, unless in each case it is satisfied that the related exposure and the Defaulting Lender’s then outstanding exposure to Swing Line Loans, L/C Obligations or Alternate Currency Loans, as applicable, will be fully covered by the applicable Revolving Loan Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrowers in accordance with Section 2.25(c), and participating interests in any such funded Swing Line Loan, issued, amended, reviewed or extended Letter of Credit or Alternate Currency Loan will be allocated among the Non-Defaulting Lenders of the applicable Class in a manner consistent with Section 2.25(c)(i) (and such Defaulting Lender shall not participate therein).

(e) In the event that (x) a Bankruptcy Event with respect to a Revolving Lender Parent of a Multicurrency Tranche Revolving Lender shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) any Issuing

Bank or any Alternate Currency Lender has a good faith belief that any Multicurrency Tranche Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, (i) no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit and no Alternate Currency Lender shall be required to make any Alternate Currency Loan, unless such Issuing Bank or such Alternate Currency Lender, as the case may be, shall have entered into arrangements with the Company and any other applicable Borrower or such Lender satisfactory to such Issuing Bank or such Alternate Currency Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder. In the event that (x) a Bankruptcy Event with respect to a Revolving Lender Parent of a US Tranche Revolving Lender shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) the Swing Line Bank has a good faith belief that any US Tranche Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, (i) the Swing Line Bank shall not be required to fund any Swing Line Loan unless the Swing Line Bank shall have entered into arrangements with the Company and any other applicable Borrower or such Lender satisfactory to the Swing Line Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, any other applicable Borrower and, as applicable, the Swing Line Bank, each Issuing Bank and each Alternate Currency Lender shall agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the exposure to Swing Line Loans, L/C Obligations or Alternate Currency Loans of the Lenders for Revolving Loans of the applicable Classes shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the applicable Classes of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its applicable Pro Rata Share.

ARTICLE III

The Letter of Credit Facility

SECTION 3.01. Obligation to Issue Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrowers herein set forth, each Issuing Bank hereby agrees to issue for the account of the Company or any Subsidiary Borrower through such Issuing Bank’s branches as it and the Company may jointly agree, one or more Letters of Credit denominated in Dollars, Euro or any other currency requested by the applicable Borrower and approved by the Administrative Agent, in accordance with this Article III, from time to time during the period, commencing on the Effective Date and ending on the Business Day prior to the Revolving Loan Commitment Termination Date.

SECTION 3.02. Existing Letters of Credit. Schedule 3.02 to the Disclosure Letter contains a schedule of existing letters of credit issued pursuant to the

Existing Credit Agreement for the account of the Company and its Subsidiaries prior to the Effective Date. From and after the Effective Date, such letters of credit shall be deemed to be Letters of Credit hereunder.

SECTION 3.03. Types and Amounts. No Issuing Bank shall have any obligation to and no Issuing Bank shall:

(a) issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the issuance of the Letter of Credit requested hereunder, (i) the amount of the Multicurrency Tranche Revolving Credit Obligations at such time would exceed the Aggregate Multicurrency Tranche Revolving Loan Commitment at such time or (ii) the aggregate outstanding amount of the L/C Obligations would exceed $25,000,000; or

(b) issue (or amend) any Letter of Credit which has an expiration date later than the date which is the earlier of one year after the date of issuance thereof or the Revolving Loan Commitment Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (not to extend beyond the Revolving Loan Commitment Termination Date) with the written consent of the applicable Issuing Bank.

SECTION 3.04. Conditions. In addition to being subject to the satisfaction of the applicable conditions contained in Article V, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(a) the Company shall have delivered to the applicable Issuing Bank (at such times and in such manner as such Issuing Bank may reasonably prescribe) and the Administrative Agent, a request for issuance of such Letter of Credit in substantially the form of Exhibit B hereto (each such request a “Request For Letter of Credit”), a duly executed application for such Letter of Credit on the form customarily used by the Issuing Bank, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “L/C Documents”), and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

(b) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

SECTION 3.05. Procedure for Issuance of Letters of Credit.

(a) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Article V have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Company or a Subsidiary Borrower, as applicable, in accordance with such Issuing Bank’s usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Sections 3.04(b) and 5.03 have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a majority in interest of the Multicurrency Tranche Revolving Lenders or has knowledge that the applicable conditions have not been met.

(b) Promptly, and in any event not more than one Business Day following the date of issuance of any Letter of Credit, the applicable Issuing Bank shall give the Administrative Agent written notice or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit (provided that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank), and the Administrative Agent shall promptly give notice to the Lenders of each such issuance.

(c) No Issuing Bank shall extend or amend any Letter of Credit unless the requirements of this Section 3.05 are met as though a new Letter of Credit was being requested and issued.

SECTION 3.06. Letter of Credit Participation. On the Effective Date, with respect to existing Letters of Credit issued pursuant to the Existing Credit Agreement, and immediately upon the issuance of each Letter of Credit under this Agreement, each Multicurrency Tranche Revolving Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Company in respect thereof, and the liability of such Issuing Bank thereunder (collectively, an “L/C Interest”) in the amount available for drawing under such Letter of Credit multiplied by such Lender’s Pro Rata Share.

SECTION 3.07. Reimbursement Obligation.

(a) Each Borrower on whose behalf a Letter of Credit is issued agrees unconditionally, irrevocably and absolutely to pay to the Administrative Agent, for the account of the Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrowers to reimburse the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by such Borrower no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, if such Borrower shall have received notice of a Reimbursement Obligation later than 12:00 noon (New York time), on any Business Day or on a day which is not a Business Day, no later than 12:00 noon (New York time), on the immediately following Business Day or, in the case of any other draw on a Letter of Credit, the date specified in the demand of such Issuing Bank. If the applicable Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.07, the Issuing Bank shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify each Lender and such Borrower shall be deemed to have requested to borrow Multicurrency Tranche Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, in Dollars in an amount equal to the Dollar Amount (calculated based upon the Equivalent Amount in effect on the date of payment thereof) of the unpaid Reimbursement Obligation. Such Multicurrency Tranche Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Multicurrency Tranche Revolving Loans. Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the applicable Borrower and such Borrower agrees to indemnify and hold harmless the Issuing Bank and the Lenders from and against any loss resulting from any advance denominated in a currency other than in Dollars for which the Lenders reimburse the Issuing Bank in Dollars as provided above.

(b) Each Multicurrency Tranche Lender shall upon any notice pursuant to Section 3.07(a) make available to the Administrative Agent for the account of the relevant Issuing Bank the amount of its Multicurrency Tranche Revolving Loan in immediately available funds equal to its Pro Rata Share of the Dollar Amount of the drawing, whereupon such Lenders shall (subject to Section 3.07(d)) each be deemed to have made a Multicurrency Tranche Revolving Loan constituting a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Pro Rata Share of the amount of the drawing by no later than 2:00 p.m. (New York time) on the date of the advance giving rise to the Reimbursement Obligation, if notified prior to 12:00 p.m. (New York time) or on the next Business Day if notified thereafter, then interest shall accrue on such Lender’s obligation to make such payment, from such date to the date such Lender makes such payment, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time during such period. The Administrative Agent will promptly give notice of the occurrence of the draw, but failure of the Administrative Agent to give any such notice in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 3.07.

(c) Each Lender’s obligation in accordance with this Agreement to make the Multicurrency Tranche Revolving Loans, as contemplated by this Section 3.07, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Banks and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against an Issuing Bank, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, an Unmatured Default or a Material Adverse Effect, or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d) If, for any reason, the Company fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation becomes due and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to (i) in the case of a Reimbursement Obligation in Dollars, the Floating Rate plus the Applicable Floating Rate Margin plus 2% per annum and (ii) in the case of a Reimbursement Obligation in a currency other than Dollars, a rate determined by the Administrative Agent to represent the cost of overnight funds in the applicable currency plus the Applicable Floating Rate Margin plus 2% per annum.

SECTION 3.08. Issuing Bank Reporting Requirements. In addition to the notices required by Section 3.05(b), each Issuing Bank shall, no later than the 10th Business Day following the last day of each month, provide to the Administrative Agent, upon the Administrative Agent’s request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, amount, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount paid by the Borrowers during such month. In addition, upon the request of the Administrative Agent, each Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent. Upon the request of any Lender, the Administrative Agent will provide to such Lender information concerning such Letters of Credit.

SECTION 3.09. Indemnification; Exoneration.

(a) In addition to amounts payable as elsewhere provided in this Article III, the Company hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(b) As among the Company, the Lenders, the Administrative Agent and the Issuing Banks, the Company assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Company at the time of request for any Letter of Credit, none of the Administrative Agent, any Issuing Bank or any Lender shall be responsible (in the absence of gross negligence or willful misconduct of such party in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions not expressly provided on the face of such Letter of Credit and required in order to draw upon such Letter of Credit, (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise, (v) for errors in interpretation of technical trade terms, (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof, (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 3.09.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the applicable Issuing Bank, the Administrative Agent or any Lender under any resulting liability to the Company or relieve the Company of any of its obligations hereunder to any such Person.

(d) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 3.09 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

SECTION 3.10. Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Company shall, on the Business Day that it receives the Administrative Agent’s demand, deliver to the Administrative Agent for the benefit of the Multicurrency Tranche Lenders and the Issuing Banks, cash, or other collateral of a type satisfactory to a majority in interest of the Multicurrency Tranche Lenders, having a value, as determined by such Lenders, equal to 100% of the aggregate Dollar Amount of the outstanding L/C Obligations. In addition, if the Multicurrency Tranche Availability is at any time less than the Dollar Amount of all contingent L/C Obligations outstanding at any time, the Company shall deposit cash collateral with the Administrative Agent in Dollars in an amount equal to 105% of the Dollar Amount by which such L/C Obligations exceed such Multicurrency Tranche Availability. Any such collateral shall be held by the Administrative Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Multicurrency

Tranche Lenders and the Issuing Banks as collateral security for the Company’s obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Administrative Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 3.10 which are not to be applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or L/C Draft, shall be returned to the Company within one Business Day (after deduction of the Administrative Agent’s expenses incurred in connection with such cash collateral account).

ARTICLE IV

Change In Circumstances

SECTION 4.01. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the Closing Date or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith, subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from any Borrower (excluding any taxes described in the provisions of Section 2.15(e), as to which Section 2.15(e) will govern), or changes the basis of taxation of payments to any Lender (other than changes in the rate of taxation on the overall net income of such Lender) in respect of its Commitment, Loans, L/C Interests, the Letters of Credit or other amounts due to it hereunder, or imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Rate Loans) with respect to its Commitment, Loans, L/C Interests or the Letters of Credit, or imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Commitment, Loans, the L/C Interests or the Letters of Credit or reduces any amount received by any Lender or any applicable Lending Installation in connection with its Commitment, Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Commitment, Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender; and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Commitment, Loans, L/C Interests, or Letters of Credit or to reduce any amount received under this Agreement, then, within 15 days after receipt by the Company or any other Borrower of written demand by such Lender pursuant to Section 4.05, the applicable Borrowers shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender reasonably determines is attributable to making, funding and maintaining its Commitment, Loans, L/C Interests and Letters of Credit; provided however that the Company shall not be liable under this Section 4.01 for the payment of any such amounts incurred or accrued more than 180 days prior to the date on which notice of the event or occurrence giving rise to the obligation to make such payment is given to the Company hereunder; provided further that if the event or occurrence giving rise to such obligation is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that (a) if the Company objects in good faith to any payment demanded under this Section 4.01 on or before the date such payment is due, then the Company and the Lender demanding such payment shall enter into discussions to review the amount due and the Company’s obligation to pay such amount to such Lender shall be deferred for 30 days after the original demand for payment and (b) if the Company and such Lender do not otherwise reach agreement on the amount due during such 30 period, the Company shall pay to such Lender at the end of such 30 day period the amount certified by such Lender to be due. Subject to the last proviso in the preceding sentence, a certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. For all purposes of this Section 4.01 and Section 4.02 below, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by any United States or foreign regulatory authorities under, in connection with or implementing Basel III, shall in each case be deemed to have been adopted after the Closing Date regardless of the date enacted, adopted, issued or implemented.

SECTION 4.02. Changes in Capital Adequacy Regulations. If a Lender determines (a) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below) and (b) such increase in capital will result in an increase in the cost to such Lender of maintaining its Commitments, Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within 15 days after receipt by the Company or any other Borrower of written demand by such Lender pursuant to Section 4.05, the applicable Borrowers shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Commitments, Loans, L/C Interests, Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy); provided however that the Company shall not be liable under this Section 4.02 for the payment of any such amounts incurred or accrued more than 180 days prior to the date on which notice of the event or occurrence giving rise to the obligation to make such payment is given to the Company hereunder; provided further that if the event or occurrence giving rise to such obligation is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that (a) if the Company objects in good faith to any payment demanded under this Section 4.02 on or before the date such payment is due, then the Company and the Lender demanding such payment shall enter into discussions to review the amount due and the Company’s obligation to pay such amount to such Lender shall be deferred for 30 days after the original demand for payment and (b) if the Company and such Lender do not otherwise reach agreement on the amount due during such 30 day period, the Company shall pay to such Lender at the end of such 30 day period the amount certified by such Lender to be due. Subject to the last proviso in the preceding sentence, a certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. “Change” means (i) any change after the Closing Date in the risk-based capital guidelines applicable to Lenders or their holding companies, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.

SECTION 4.03. Availability of Types of Advances. If (a) any Lender determines that maintenance of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (b) the Required Lenders determine that (i) deposits of a type, currency or maturity appropriate to match fund Fixed Rate Advances are not available, or (ii) the interest rate applicable to a Fixed Rate Advance does not accurately reflect the cost of making or maintaining such an Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (a), require any Advances of the affected Type to be repaid or converted into another Type.

SECTION 4.04. Funding Indemnification. In the event of (a) the payment of any principal of any Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Fixed Rate Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan (but not including the Applicable Fixed Rate Margin), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the applicable

Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 4.05. Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of any Borrower to such Lender under Sections 4.01 and 4.02 or to avoid the unavailability of a Type of Advance under Section 4.03, so long as such designation is not, in such Lender’s judgment, disadvantageous to such Lender. Any demand for compensation pursuant to this Article IV shall be in writing and shall state the amount due, if any, under Sections 4.01, 4.02 or 4.04 and shall set forth in reasonable detail an explanation of the manner in which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Company and the other Borrowers under Sections 4.01, 4.02 and 4.04 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE V

Conditions Precedent

SECTION 5.01. Effective Date. The obligations of the Lenders to make Revolving Loans and Term Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied:

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received copies, certified by the Secretary or Assistant Secretary of each of the Loan Parties, of the certificate of incorporation or equivalent document of each of the Loan Parties, together with all amendments thereto, and, to the extent applicable, a certificate of good standing, in each case certified by the appropriate governmental officer in its jurisdiction of incorporation.

(c) The Administrative Agent shall have received copies, certified by the Secretary or Assistant Secretary of each of the Loan Parties, of their respective Board of Directors’ resolutions authorizing the execution of the Loan Documents.

(d) The Administrative Agent shall have received an incumbency certificate dated the Effective Date, executed by the Secretary or Assistant Secretary of each of the Loan Parties, which shall identify by name and title and bear the signature of the officers of the applicable Loan Party that will sign the Loan Documents and to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party.

(e) The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, executed by the chief financial officer of the Company, stating that on the Effective Date, (i) all the representations and warranties of the Loan Parties in the Loan Documents are true and correct (unless any such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true as of such date) and (ii) no Default or Unmatured Default has occurred and is continuing.

(f) The Administrative Agent shall have received the Guarantee documentation and the Subordination Agreement, duly executed and delivered on behalf of the Subsidiaries (to the extent required pursuant to clause (k) of Section 7.02), in form and substance satisfactory to the Administrative Agent.

(g) The Administrative Agent shall have received a certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the Company and dated as of the Effective Date, as to the solvency of the Loan Parties on a consolidated basis after giving effect to the borrowings on the date thereof and the applications of the proceeds thereof, in form and substance satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received a written opinion of Wilson Sonsini Goodrich & Rosati, P.C. dated as of the Effective Date and addressed to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent.

(i) The Administrative Agent, Lenders and/or their Affiliates shall have received all fees and expenses, including the reasonable fees and expenses of counsel for the Administrative Agent, required to be paid on or before the Effective Date.

(j) The Administrative Agent and each Lender shall have received all Patriot Act Disclosures requested by them prior to execution of this Agreement.

(k) The Administrative Agent shall have received reasonably satisfactory evidence that all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been or shall be paid in full, the commitments thereunder shall have been or shall be terminated, all letters of credit issued thereunder shall have been canceled or shall be Existing Letters of Credit and all guarantees and Liens existing in connection therewith shall have been or shall be discharged and released.

(l) The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel or the Required Lenders may have reasonably requested.

SECTION 5.02. Advances on the Term Loan Funding Date. The obligations of the Lenders to make Term Loans shall be subject to the condition that the Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, executed by the chief financial officer of the Company, stating that on the Term Loan Funding Date, (i) all the representations and warranties of the Loan Parties in the Loan Documents are true and correct (unless any such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true as of such date) and (ii) no Default or Unmatured Default has occurred and is continuing.

SECTION 5.03. Each Advance and Letter of Credit Issuance. The Lenders shall not be required to make any Loan, and the Issuing Banks shall not be required to issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

(a) There exists no Default or Unmatured Default and no Default or Unmatured Default would result after giving effect to the making of such Loan or issuance of such Letter of Credit;

(b) All the representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date or issuance date (unless any such representation and warranty is made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date);

(c) The Multicurrency Tranche Revolving Credit Obligations do not, and after making such proposed Advance would not, exceed the Aggregate Multicurrency Tranche Revolving Loan Commitment, and the US Tranche Revolving Credit Obligations do not, and after making such proposed Advance would not, exceed the Aggregate US Tranche Revolving Loan Commitment; and

(d) the Administrative Agent shall have received a timely Borrowing Notice with respect to the applicable Loan.

Each Borrowing/Conversion/Continuation Notice with respect to a new Advance and each request for a Letter of Credit or Letter of Credit amendment shall constitute a representation and warranty by the Company that the conditions contained in Section 5.03(a), (b) and (c) have been satisfied.

ARTICLE VI

Representations and Warranties

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, each of the Borrowers represents and warrants as follows to each Lender and the Administrative Agent as of the date of this Agreement, giving effect to the consummation of the transactions contemplated by the Loan Documents, and thereafter on each date as required by Sections 5.02 and 5.03:

SECTION 6.01. Organization; Corporate Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of formation (except in the case of Subsidiaries that are not Loan Parties where the failure to so be in good standing would not have a Material Adverse Effect) and is qualified to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified would not have a Material Adverse Effect.

SECTION 6.02. Authorization and Validity. Each of the Loan Parties has the requisite power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of the Loan Parties of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which it is a party constitute legal, valid and binding obligations of each of the Loan Parties enforceable against each of the Loan Parties in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 6.03. No Conflict; Government Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions contemplated thereby, nor compliance by any Loan Party with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any Subsidiary or the Company’s or any Subsidiary’s articles of incorporation or by-laws or other constitutive documents and agreements or the provisions of any material indenture, instrument or agreement to which the Company or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien on the property of the Company or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained by any Loan Party in connection with the authorization, execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, except such as have been obtained or made and are in full force and effect.

SECTION 6.04. Financial Statements. The consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2010, were prepared in accordance with Agreement Accounting Principles and fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

SECTION 6.05. Material Adverse Change. Since December 31, 2010, there has occurred no change in the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole, or any other event, which has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 6.06. Taxes. The Company and the Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by any of them and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided, or where the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of any taxes or other governmental charges have been made in accordance with Agreement Accounting Principles.

SECTION 6.07. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of the Borrowers, threatened against the Company or any of its Subsidiaries (a) challenging the validity or enforceability of any material provision of the Loan Documents or (b) which could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Company referred to in Section 6.04 or prepared and delivered pursuant to Section 7.01(a) for the fiscal period during which such material loss contingency was incurred. Neither the Company nor any of its Subsidiaries is subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.08. Subsidiaries. Schedule 6.08 to the Disclosure Letter contains an accurate list of all of the Subsidiaries of the Company in existence on the Effective Date, setting forth their respective jurisdictions of formation. All of the issued and outstanding Capital Stock of such Subsidiaries has been duly authorized and issued and, to the extent such concept is relevant, is fully paid and non-assessable. Except as set forth on Schedule 6.08 to the Disclosure Letter, as of the Effective Date, no authorized but unissued or treasury shares of Capital Stock of any Subsidiary are subject to any option, warrant, right to call or commitment of any kind or character. As of the Effective Date, neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any convertible securities, rights or options to purchase its Capital Stock except as otherwise set forth on Schedule 6.08 to the Disclosure Letter. Except as set forth on Schedule 6.08 to the Disclosure Letter, as of the Effective Date the Company does not own or hold, directly or indirectly, any Capital Stock or equity security of, or any equity or partnership interest in any Person other than such Subsidiaries.

SECTION 6.09. ERISA. As at December 31, 2010, the Unfunded Liabilities of all Single Employer Plans did not in the aggregate exceed $25,000,000. Each Plan complies and has been maintained in all material respects with all applicable requirements of law and regulations. No Reportable Event has occurred with respect to any Single Employer Plan having any Unfunded Liability which has or may reasonably be expected to result in a liability to the Company in excess of $25,000,000. Neither the Company nor any other members of the Controlled Group has terminated any Single Employer Plan without in each instance funding all vested benefit obligations thereunder. Each member of the Controlled Group has fulfilled its minimum funding obligations with respect to each Multiemployer Plan. No Termination Event has occurred or is reasonably expected to occur. There are no material actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or its Subsidiaries, threatened with respect to any Plan or Multiemployer Plan.

SECTION 6.10. Accuracy of Information. None of the (a) information, exhibits or reports furnished or to be furnished by the Company or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents, or (b) representations or warranties of the Company or any Subsidiary contained in this Agreement, the other Loan Documents or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders by or on behalf of the Company or any Subsidiary for use in connection with the transactions contemplated by this Agreement, when taken together with the filings theretofore made by the Company with the Commission, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The pro forma financial information and projections (which have not been made in accordance with Agreement Accounting Principles) contained in such materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made (it being understood that projections are not to be viewed as facts and by their nature involve estimations and uncertainties, and that actual results can differ from pro forma and projected financials).

SECTION 6.11. Regulation U. Margin Stock constitutes less than 25% of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

SECTION 6.12. Material Agreements. Neither the Company nor any of its Subsidiaries is a party to any Contractual Obligation the performance of which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any charter or other restriction in any constitutive agreement or document affecting its financial condition, assets, operations, business or properties which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 6.13. Compliance With Laws. The Company and its Subsidiaries have complied with all Requirements of Law except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any Requirements of Law or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

SECTION 6.14. Ownership of Properties. On the Effective Date, each of the Company and its Subsidiaries has good title, free of all Liens, to all of the properties and assets reflected on the financial statements referred to in Section 6.04, except Liens permitted under Section 7.03(b).

SECTION 6.15. Statutory Indebtedness Restrictions. Neither the Company nor any of its Subsidiaries is subject to regulation the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

SECTION 6.16. Environmental Matters. Each of the Company and its Subsidiaries has been in compliance with all, and has obtained and complied with all permits and licenses required under, Environmental, Health or Safety Requirements of Laws in effect in each jurisdiction where it has conducted business, except to the extent the failure to so comply or obtain, in the aggregate for all such failures, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to, or knows of any basis for, any liability, damage, action or other cost, contingent or otherwise, under applicable Environmental, Health or Safety Requirements of Laws, or with respect to the Release of or exposure to any Contaminant, that could reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary has received any:

(a) notice from any Governmental Authority by which any of the Company’s or such Subsidiary’s present or previously-owned or leased property has been identified in any manner by any such Governmental Authority as a property requiring remedial or other corrective action with respect to a Release of any Contaminant; or

(b) notice of any Lien arising under or in connection with any Environmental, Health or Safety Requirements of Law that has attached to any of the Company’s or such Subsidiary’s owned or the Company or any Subsidiaries’ interest in any leased property or any revenues of the Company’s or such Subsidiary’s owned property; or

(c) communication, written or oral, from any Governmental Authority concerning action or omission by the Company or such Subsidiary in connection with its ownership or leasing of any property resulting in the Release of any Contaminant resulting in any violation of or liability under any Environmental, Health or Safety Requirements of Law;

where the effect of which, in the aggregate for all such notices and communications, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.17. Insurance. The properties and assets and business of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Subsidiaries of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and are similarly situated, except to the extent that the Company and its Subsidiaries have self-insured against hazards and risks with respect to which, and in such amounts as, the Company has in good faith determined to be prudent and consistent with sound financial practice, and as are customary for companies engaged in similar businesses and owning and operating similar properties.

SECTION 6.18. Labor Matters. As of the Effective Date, no labor disputes, strikes or walkouts affecting the operations of the Company or any of its Subsidiaries, are pending, or, to the Company’s knowledge, threatened, which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.19. Solvency. After giving effect to (a) the extensions of credit made hereunder on the Effective Date and on the Term Loan Funding Date or any other date on which Loans requested hereunder are made, (b) the other transactions contemplated by this Agreement and the other Loan Documents and (c) the payment and accrual of all transaction costs with respect to the foregoing, the Company and its Subsidiaries, taken as a whole, will be Solvent.

SECTION 6.20. Default. No Default or Unmatured Default has occurred and is continuing.

SECTION 6.21. Foreign Employee Benefit Matters. (a) Each Foreign Employee Benefit Plan is in compliance in all material respects with all material laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan, (b) the aggregate of the accumulated benefit obligations under all Foreign Pension Plans does not exceed to any material extent the current fair market value of the assets held in the trusts or similar funding vehicles for such Plans, (c) with respect to any Foreign Employee Benefit Plan (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained and (d) there are no material actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any Subsidiary of it or any member of its Controlled Group with respect to any Foreign Employee Benefit Plan.

SECTION 6.22. Representations and Warranties of each Subsidiary Borrower. Each Subsidiary Borrower further represents and warrants to the Administrative Agent and the Lenders that:

(a) Organization and Corporate Powers. Such Subsidiary Borrower (i) is a company duly formed and validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of the state or country of its organization (such jurisdiction being hereinafter referred to as the “Home Country”), (ii) has the requisite power and authority to own its property and assets and to carry on its business substantially as now conducted except where the failure to have such requisite authority would not have a Material Adverse Effect on such Subsidiary Borrower and (iii) has the requisite power and authority and legal right to execute and deliver any Alternate Currency Addendum to which it is a party and each other Loan Document to which it is a party and the performance by it of its obligations thereunder have been duly authorized by proper corporate proceedings.

(b) Binding Effect. Each Loan Document, including, without limitation, any Alternate Currency Addendum, executed by such Subsidiary Borrower is the legal, valid and binding obligation of such Subsidiary Borrower enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) No Conflict; Government Consent. Neither the execution and delivery by such Subsidiary Borrower of the Loan Documents to which it is a party, nor the consummation by it of the transactions therein contemplated to be consummated by it, nor compliance by such Subsidiary Borrower with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Subsidiary Borrower or any of its Subsidiaries or such Subsidiary Borrower’s or any of its Subsidiaries’ memoranda of association or articles or certificate of incorporation, by-laws or other constituent documents and agreements or the provisions of any material indenture, instrument or agreement to which such Subsidiary Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of such Subsidiary Borrower or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental agency is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents except such as have been obtained or made and are in full force and effect.

(d) Filing. To ensure the enforceability or admissibility in evidence of this Agreement and each Loan Document to which such Subsidiary Borrower is a party (including, without limitation, any Alternate Currency Addendum) in its Home Country, except as set forth in the applicable Alternate Currency Addendum, it is not necessary that this Agreement or any other Loan Document to which such Subsidiary Borrower is a party or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid to or in respect of this Agreement or any other Loan Document of such Subsidiary Borrower. Except as set forth in the applicable Alternate Currency Addendum, the qualification by any Lender or the Administrative Agent for admission to do business under the laws of such Subsidiary Borrower’s Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Administrative Agent of any right, privilege, or remedy afforded to any Lender or the Administrative Agent in connection with the Loan Documents to which such Subsidiary Borrower is a party or the enforcement of any such right, privilege, or remedy against such Subsidiary Borrower.

(e) No Immunity. Neither such Subsidiary Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process. Such Subsidiary Borrower’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(f) Application of Representations and Warranties. It is understood and agreed by the parties hereto that the representations and warranties of each Subsidiary Borrower (other than any Subsidiary Borrower that shall be a Subsidiary Borrower as of the Closing Date) in this Section 6.22 shall only be applicable to such Subsidiary Borrower on and after the date of its execution of an Assumption Letter and, if applicable, an Alternate Currency Addendum.

ARTICLE VII

Covenants

The Company covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations) and termination of all Letters of Credit, unless the Required Lenders shall otherwise give prior written consent:

SECTION 7.01. Reporting. The Company shall:

(a) Financial Reporting. Furnish to the Administrative Agent:

(i) Quarterly Reports. As soon as practicable and in any event within 45 days after the end of each of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the end of such period and a consolidated statement of income and statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, presented on the same basis as described in Section 7.01(a)(ii) (except that compliance with generally accepted accounting principles in the United States shall be subject to year-end adjustments and the absence of footnotes) and, in the case of the consolidated statement of income and the statement of cash flows, on a comparative basis with the statements for such period in the prior fiscal year of the Company.

(ii) Annual Reports. As soon as practicable, and in any event within 90 days after the end of each of its fiscal years, commencing with the fiscal year ending December 30, 2011, an audit report, certified by internationally recognized independent certified public accountants, prepared in accordance with generally accepted accounting principles, on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, a related statement of income and a consolidated statement of changes in owners’ equity, and a statement of cash flows, which audit report shall be unqualified and shall state that such financial statements fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of operations and cash flows for the periods indicated in conformity with generally accepted accounting principles in the United States and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(iii) Officer’s Certificate. Together with each delivery of any financial statement (a) pursuant to clauses (i) and (ii) of this Section 7.01(a), an Officer’s Certificate of the Company, substantially in the form of Exhibit D hereto and made a part hereof, stating that as of the date of such Officer’s Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (i) and (ii) of this Section 7.01(a), a compliance certificate, substantially in the form of Exhibit E hereto, signed by the Company’s chief financial officer, chief accounting officer or treasurer, setting forth calculations for the period then ended which demonstrate compliance with Section 7.04, and calculating the Leverage Ratio for purposes of determining the then Applicable Floating Rate Margin, Applicable Fixed Rate Margin and Applicable Commitment Fee Percentage;

(b) Notice of Default. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer, controller or other executive officer of the Company obtaining actual knowledge (i) of any condition or event which constitutes a Default or Unmatured Default or (ii) that any Person has given any written notice to any Authorized Officer or any Subsidiary of the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section

8.01(d), the Company shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (A) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (B) the notice given or action taken by such Person in connection therewith and (C) what action the Company has taken, is taking or proposes to take with respect thereto.

(c) Lawsuits. (i) Promptly upon the Company obtaining actual knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration, by or before any Governmental Authority, against the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries not previously disclosed pursuant to Section 6.07, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company’s reasonable judgment, the Company or any of its Subsidiaries to liability in an amount aggregating $35,000,000 or more (exclusive of claims covered by insurance policies of the Company or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims), give written notice thereof to the Administrative Agent and provide such other information as may be reasonably requested to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; provided that the Company shall not be required to provide information subject to attorney-client privilege and (ii) in addition to the requirements set forth in clause (i) of this Section 7.01(c), upon request of the Administrative Agent or the Required Lenders, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration disclosed pursuant to Section 6.07 or covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably requested to enable the Required Lenders and the Administrative Agent and its counsel to evaluate such matters; provided that the Company shall not be required to provide information subject to attorney-client privilege.

(d) Other Indebtedness. Deliver to the Administrative Agent (with subsequent delivery by the Administrative Agent to the Lenders within a reasonable period of time) (i) a copy of each notice or communication regarding potential or actual defaults (including any accompanying officer’s certificate) delivered by or on behalf of the Company or any of its Subsidiaries to the holders of Indebtedness for money borrowed with an aggregate outstanding principal amount in excess of $35,000,000 pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice of default is delivered to such holders and (ii) a copy of each notice or other communication received by the Company or any of its Subsidiaries from the holders of Indebtedness for money borrowed with an aggregate outstanding principal amount in excess of $35,000,000 regarding potential or actual defaults pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Company or its Subsidiary.

(e) Other Reports. Deliver or cause to be delivered to the Administrative Agent and the Lenders copies of all notifications received from the Commission by the Company or its Subsidiaries pursuant to the Exchange Act and the rules promulgated thereunder relating to actual or potential violations of rules promulgated by the Commission or other laws. The Company shall include the Administrative Agent and the Lenders on its standard distribution lists for all press releases made available generally by the Company or any of the Company’s Subsidiaries to the public concerning material developments in the business of the Company or any such Subsidiary.

(f) Other Information. Promptly, following a request by any Lender, prepare and deliver to such Lender all documentation and other information such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act. Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Company or any of its Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent.

Documents required to be delivered pursuant to Section 7.01(a)(i) or (a)(ii) (to the extent any such documents are included in materials otherwise filed with the Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address www.trimble.com or (ii) on which such documents are posted on the Company’s behalf on an Internet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 7.02. Affirmative Covenants.

(a) Corporate Existence, Etc. Subject to 7.03(h), the Company shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate (or other applicable entity) existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses except where, in the case of Subsidiaries which are not Subsidiary Borrowers, failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Corporate Powers; Conduct of Business. The Company shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(c) Compliance with Laws, Etc. The Company shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the financial condition, operations, assets, business or properties of such Person and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing, unless failure to comply or obtain such permits could not reasonably be expected to have a Material Adverse Effect.

(d) Payment of Taxes and Claims. The Company shall pay, and cause each of its Subsidiaries to pay, (i) all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for material sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.03(b)) upon any of the Company’s or such Subsidiary’s property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

(e) Insurance. The Company will maintain, and will cause to be maintained on behalf of each of its Subsidiaries, insurance coverage by financially sound and reputable insurance companies or associations, against such casualties and contingencies, of such types and in such amounts as are customary for companies engaged in similar businesses and owning and operating similar properties, it being understood that the Company and its Subsidiaries may self-insure against hazards and risks with respect to which, and in such amounts, as the Company in good faith determines prudent and consistent with sound financial practice, and as are customary for companies engaged in similar businesses and owning and operating similar properties. The Company shall furnish to any Lender upon request full information as to the insurance carried.

(f) Inspection of Property; Books and Records; Discussions. The Company shall permit, and cause each of its Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or the Required Lenders (or while any Default exists, any Lender) to visit and inspect, for a reasonable purpose, any of the properties of the Company or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and their independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Notwithstanding anything to the contrary in this Section 7.02(f), neither the Company nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts from, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or its respective designated representative) is then prohibited by any Requirement of Law or any agreement binding on the Company or any of its Subsidiaries, or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product. The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.

(g) ERISA Compliance. The Company shall, and shall cause each of its Subsidiaries to, establish, maintain and operate all Plans (and, to the extent it is within the power of the Company or one of its Subsidiaries, all Multiemployer Plans) to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

(h) Maintenance of Property. The Company shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and except to the extent that the failure to so maintain such property could not be reasonably expected to have a Material Adverse Effect.

(i) Environmental Compliance. The Company shall, and shall cause each of its Subsidiaries to comply with, all Environmental, Health or Safety Requirements of Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

(j) Use of Proceeds. The proceeds of the Loans will be used to pay amounts due or outstanding under the Existing Credit Agreement and for working capital needs and other general corporate purposes of the Company and its Subsidiaries, including, without limitation, the financing of Permitted Acquisitions. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to make any Acquisition other than Permitted Acquisitions made pursuant to Section 7.03(e). Letters of Credit will be issued only to support obligations of Company and its Subsidiaries incurred in the ordinary course of business.

(k) Subsidiary Guarantees; Subsidiary Subordination Agreement. The Company will:

(i) cause each Subsidiary Borrower that is a Domestic Subsidiary and each Domestic Subsidiary (which is not a Guarantor) that at any time has consolidated assets (other than Excluded Assets) with a book value in excess of 10% of Domestic Consolidated Net Assets at such time to execute the Guarantee (and from and after the Effective Date cause each other Subsidiary Borrower that is a Domestic Subsidiary and each other Domestic Subsidiary which has such assets to execute and deliver to the Administrative Agent, within 30 days after becoming a Subsidiary Borrower or another Domestic Subsidiary which has such assets, as applicable, an assumption or joinder agreement pursuant to which it agrees to be bound by the terms and provisions of the Guarantee (whereupon such Subsidiary shall become a “Guarantor” under this Agreement));

(ii) in the event that at any time the book value of the consolidated assets (other than Excluded Assets) of all Domestic Subsidiaries which are not Guarantors exceeds the lesser of (a) 20% of Domestic Consolidated Net Assets at such time and (b) $200,000,000, within 30 days thereafter cause one or more of such Subsidiaries to execute and deliver to the Administrative Agent an assumption or joinder agreement pursuant to which it or they agree to be bound by the terms and provisions of the Guarantee (whereupon each such Domestic Subsidiary shall become a “Guarantor” under this Agreement) such that, after giving effect thereto, the book value of the consolidated assets (other than Excluded Assets) of all Domestic Subsidiaries which are not Guarantors does not exceed the lesser of (a) 20% of Domestic Consolidated Net Assets at such time and (b) $200,000,000;

(iii) cause any Domestic Subsidiary (other than a Domestic Subsidiary that has previously executed and delivered the Subordination Agreement or a joinder thereto or assumption thereof) that at any time has consolidated assets (other than Excluded Assets) with a book value in excess of 10% of Domestic Consolidated Net Assets at such time, to promptly execute and deliver to the Administrative Agent an assumption or joinder agreement pursuant to which it agrees to be bound by the terms and provisions of the Subordination Agreement; and

(iv) in connection with the foregoing, deliver and cause such Subsidiaries to deliver corporate resolutions, opinions of counsel, and such other corporate documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, no Domestic Subsidiary that conducts no significant business and owns no significant assets other than Equity Interests in one or more Foreign Subsidiaries shall be required to become a Guarantor or a party to the Subordination Agreement.

(l) Foreign Employee Benefit Compliance. The Company shall, and shall cause each of its Subsidiaries and each member of its Controlled Group to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans, except for failures to comply which, in the aggregate, would not be reasonably expected to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $35,000,000.

SECTION 7.03. Negative Covenants.

(a) Sales of Assets. The Company shall not, nor shall it permit any Subsidiary to, consummate any Asset Sale, except:

(i) transfers of assets (A) to the Company, between the Company and any Wholly-Owned Subsidiary or between any Wholly-Owned Subsidiaries, in each case in the ordinary course of business or for tax planning purposes or (B) by any Non-Wholly-Owned Subsidiary to the Company or any other Subsidiary;

(ii) transfers of assets otherwise permitted pursuant to Section 7.03(d), Section 7.03(f) or Section 7.03(h);

(iii) sales, assignments, transfers, lease conveyances or other dispositions of other assets if such transaction (a) is for not less than fair market value (as determined in good faith by the Company’s chief financial officer), and (b) when combined with all such other transactions (each such transaction being valued at book value) and all Sale and Leaseback Transactions (each such Sale and Leaseback Transaction being valued at book value) during the period from the Closing Date to the date of such proposed transaction, represents (when taken together with prior dispositions made pursuant to this clause (iii)) the disposition of not greater than 25% of the Company’s Consolidated Net Assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into;

(iv) sales, assignments or leases of Inventory in the ordinary course of business;

(v) sales of any Purchased Dealership;

(vi) sales, transfers or other dispositions in respect of joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between joint venture parties as set forth in the applicable joint venture agreement or similar arrangement;

(vii) sales, transfers or other dispositions of assets acquired pursuant to a Permitted Acquisition that in the judgment of the Company’s management are not necessary or desirable to carry out the Company’s business plans, to the extent binding agreements or letters of intent providing for such sales, transfers or other dispositions are entered into within 12 months after the acquisition of such assets and

(viii) sales of Receivables pursuant to non-recourse (subject to customary indemnification obligations) factoring arrangements or similar arrangements, but not pursuant to a securitization or other financing arrangement.

(b) Liens. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets except:

(i) Permitted Existing Liens and any renewals or extensions thereof;

(ii) Permitted Liens;

(iii) Liens with respect to assets acquired by the Company or any of its Subsidiaries after the date hereof pursuant to a Permitted Acquisition (and not created in contemplation of such acquisition); provided that such Liens shall extend only to the assets so acquired and any accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof;

(iv) Liens securing Indebtedness of a Subsidiary to the Company or to another Guarantor;

(v) Liens securing Indebtedness permitted under Section 7.03(c)(v) on the assets related to the subject transactions;

(vi) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(vii) Liens on the assets of a Person existing at the time such Person becomes a Subsidiary of the Company pursuant to a Permitted Acquisition; provided however that any such Lien may not extend to any other assets of the Company or any other Subsidiary that is not a direct Subsidiary of such Person; provided further that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Company;

(viii) Liens on specific items of Inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of bankers’ acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(ix) statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies);

(x) Liens consisting of pledges of cash collateral in an aggregate amount not to exceed $5,000,000 to secure Hedging Agreements permitted hereunder;

(xi) customary Liens granted in favor of a trustee to secure fees and other amounts owing to a trustee under an indenture or other agreement pursuant to which Indebtedness permitted by Section 7.03(c)(ix) or Section 7.03(c)(xii) is issued;

(xii) encumbering of assets of Foreign Subsidiaries securing Indebtedness permitted by Section 7.03(c)(vii);

(xiii) Liens encumbering Receivables sold or assigned pursuant to Section 7.03(a)(viii) and the proceeds thereof and any account into which such proceeds are deposited (so long as such account is maintained solely for the purpose of receiving such proceeds);

(xiv) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code as in effect in the State of New York (or, if applicable, the corresponding section of the Uniform Commercial Code in the relevant jurisdiction), in each case covering only the items being collected upon;

(xv) Liens representing the interest or title of a licensor, lessor, sublicensor or sublessor under any license or lease permitted by this Agreement;

(xvi) any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any joint venture or similar arrangement pursuant to the terms thereof; and

(xvii) additional Liens; provided that the Indebtedness or other obligations secured thereby do not exceed $50,000,000 in the aggregate outstanding at any time.

(c) Indebtedness. The Company shall not, nor shall it permit any Subsidiary to, cause or permit, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) the Obligations;

(ii) Permitted Existing Indebtedness and any refinancings, renewals, refundings or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of any such refinancing, renewal, refunding or extension;

(iii) Indebtedness arising from intercompany loans and advances permitted under Section 7.03(f)(i);

(iv) Hedging Obligations to the extent permitted under Section 7.03(k);

(v) Indebtedness with respect to Capital Lease Obligations and purchase money Indebtedness with respect to real or personal property in an aggregate amount at any time outstanding not to exceed $50,000,000;

(vi) Indebtedness assumed or incurred in connection with Permitted Acquisitions;

(vii) Indebtedness of Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed $30,000,000;

(viii) additional Indebtedness that, at the time it is incurred, and taken together with all outstanding Indebtedness theretofore incurred in reliance on this clause

(viii), does not exceed 25% of Consolidated Net Assets at the fiscal year end next preceding the date of such incurrence, of which not more than $25,000,000 may be incurred by Subsidiaries that are not Subsidiary Borrowers or Guarantors;

(ix) Subordinated Indebtedness; provided that to the extent that any Subsidiary incurs or guarantees any Subordinated Indebtedness and is not a Guarantor hereunder, such Subsidiary shall concurrently with the issuance or guaranty of such Subordinated Indebtedness become a Guarantor hereunder; provided further that such Subsidiary will be released from being a Guarantor hereunder at such time as it is no longer obligated under such Subordinated Indebtedness (unless otherwise required to be a Guarantor hereunder by Section 7.02(k));

(x) (A) Permitted Existing Contingent Obligations and (B) other Contingent Obligations; provided that after giving effect to the incurrence of any such Contingent Obligation on a pro forma basis as if such Contingent Obligation had been incurred on the first day of the twelve month period ending on the last day of the Company’s most recently completed Fiscal Quarter, the Company will be in compliance with Section 7.04;

(xi) customary indemnification obligations pursuant to factoring or similar arrangements permitted pursuant to Section 7.03(a)(vii); and

(xii) other Indebtedness not secured by any Lien (other than Liens permitted by Section 7.03(b)(xi)); provided that the Leverage Ratio as of the end of the most recent fiscal quarter of the Company for which financial statements shall have been delivered pursuant to Section 7.01 (or, prior to the delivery of any such financial statements, as of December 31, 2010), computed on a pro forma basis after giving effect to any incurrence or repayment of Indebtedness after such fiscal quarter end as if it had occurred on the last day of such fiscal quarter, is less than 3.00 to 1.00.

(d) Restricted Payments. The Company shall not, nor shall it permit any Subsidiary to, make any Restricted Payment (other than Restricted Payments by a Subsidiary to the Company or another Wholly-Owned Subsidiary) except that so long as no Default or Unmatured Default then exists, the Company and its Subsidiaries may (i) repurchase shares from its employees, officers or directors pursuant to any vesting provisions with respect thereto; (ii) make acquisitions of Capital Stock of the Company in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations; (iii) purchase fractional shares of the Capital Stock of the Company arising out of stock dividends, splits or combinations or business combinations; (iv) in connection with any Permitted Acquisition, (A) receive or accept the return to the Company or any of its Subsidiaries of Capital Stock of the Company or any of its Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims or (B) make payments or distributions to dissenting stockholders pursuant to applicable law; (v) honor any conversion request by a holder of any Convertible Indebtedness of the Company or any of its Subsidiaries and make cash payments in lieu of fractional shares in connection with the conversion of such Convertible Indebtedness, or make cash settlement payments upon the exercise of warrants to purchase the Company’s common stock; (vi) purchase, redeem, repurchase, defease, acquire or retire for value Equity Interests or Subordinated Indebtedness of the Company or any of its Subsidiaries in exchange for, upon conversion of, or out of the proceeds of, the substantially concurrent sale of Capital Stock of the Company (other than Disqualified Stock) whether contemporaneously or in the future; (vii) pay consideration required to obtain, and purchase Capital Stock of the Company upon the exercise of rights under (or settle in cash upon such exercise), Hedging Agreements permitted under Section 7.03(k)(ii); (viii) purchase, redeem, repurchase, defease, acquire or retire for value any Subordinated Indebtedness in exchange for, or out of the proceeds of, any Subordinated Indebtedness incurred to refinance such Subordinated Indebtedness; (ix) make any Restricted Payment not permitted by the preceding clauses (i) through (viii) if the Leverage Ratio as of the end of the most recent fiscal quarter of the Company for which financial statements shall have been delivered pursuant to Section 7.01 at the time of such Restricted Payment (or, prior to the delivery of any such financial statements, as of December 31, 2010), computed on a pro forma basis giving effect to such Restricted Payment and to any incurrence or repayment of Indebtedness after such fiscal quarter end as if they had occurred on the last day of such fiscal quarter, shall be less than 3.00 to 1.00; and (x) make Restricted Payments not permitted by the preceding clauses (i) through (ix) in an amount during any fiscal quarter that, taken together with all other Restricted Payments made in reliance on this clause (x) and the preceding clause (viii) during such fiscal quarter and the three immediately preceding fiscal quarters, does not exceed the sum of 50% of Net Income plus, to the extent deducted in determining such Net Income, non cash expenses in respect of stock options, in each case for the period of four fiscal quarters then most recently ended.

(e) Conduct of Business; Acquisitions. The Company shall not, nor shall it permit any Subsidiary to, engage in any business other than the businesses engaged in by the Company on the date hereof and any business or activities which are similar, related or incidental thereto or logical extensions thereof. The Company shall not make any Acquisitions, other than any Acquisition meeting the following requirements (a “Permitted Acquisition”):

(i) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

(ii) such Acquisition is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and approved by the target company’s board of directors (and shareholders, if necessary) prior to the consummation of such Acquisition;

(iii) after giving effect to such Acquisition (A) on a pro forma basis as if such Acquisition and any related incurrence of Indebtedness had occurred on the first day of the most recent fiscal quarter of the Company for which financial statements shall have been delivered pursuant to Section 7.01 (or, prior to the delivery of any such financial statements, as of December 31, 2010), the Company shall be in compliance with Section 7.04 and (B) Liquidity shall be not less than $50,000,000; provided that if the purchase price payable in respect of such Acquisition (including, without limitation, cash or stock (other than Equity Interests (other than Disqualified Stock) of the Company) consideration paid and Indebtedness or other liabilities assumed) exceeds $200,000,000, the Company shall have delivered to the Administrative Agent and the Lenders prior to such Acquisition a certificate from an Authorized Officer demonstrating compliance with the requirements of this clause (iii) and stating that no Default or Unmatured Default exists or will exist after giving effect to such Acquisition; and

(iv) the businesses being acquired in such Acquisition shall comply with the first sentence of this Section 7.03(e).

(f) Investments. Neither the Company nor any of its Subsidiaries shall make any Investments, except for:

(i) Investments (A) by the Company or any Subsidiary in any Wholly-Owned Subsidiary or the Company in the ordinary course of business and (B) by the Company or any Wholly-Owned Subsidiary in any Non-Wholly-Owned Subsidiary; provided, in the case of each Investment under this clause (B), that (x) the Leverage Ratio as of the end of the most recent fiscal quarter of the Company for which financial statements shall have been delivered pursuant to Section 7.01 (or, prior to the delivery of any such financial statements, as of December 31, 2010), computed on a pro forma basis giving effect to such Investment and to any incurrence or repayment of Indebtedness after such fiscal quarter end as if they had occurred on the last day of such fiscal quarter, shall be less than 3.00 to 1.00, or (y) such Investment shall be in an amount that, when aggregated with the amount of all other Investments made in reliance on this subclause (y), does not exceed 15% of Consolidated Net Assets, determined on the basis of the financial statements most recently delivered pursuant to Section 7.01 (or, prior to the delivery of any such financial statements, as of December 31, 2010) at the time any such Investment is incurred;

(ii) Investments constituting or incurred in order to consummate Permitted Acquisitions otherwise permitted herein or representing the non-cash portion of the consideration received in connection with a transaction described in Section 7.03(a);

(iii) advances to employees for business expenses in the ordinary course of business;

(iv) other loans to employees in the ordinary course of business not to exceed $15,000,000 in the aggregate outstanding at any one time;

(v) Investments in Cash Equivalents;

(vi) Permitted Existing Investments;

(vii) Investments received in satisfaction or partial satisfaction of amounts owed by financially troubled account debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise) and deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries;

(viii) investments in and obligations under Hedging Agreements permitted under Section 7.03(k);

(ix) Investments consisting of extensions of credit in the nature of prepaid royalties or expenses or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, or performance or similar deposits arising in the ordinary course of business;

(x) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Company or any Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger; and

(xi) other Investments; provided that the aggregate amount paid in cash of such Investments, net of Repatriated Funds during the term of this Agreement, shall not exceed the sum of (A) 15% of the Company’s Consolidated Net Assets at the end of the fiscal year immediately preceding that in which any such Investment is made and (B) proceeds received during the term of this Agreement from Investments permitted under this clause (xi).

(g) Transactions with Shareholders and Affiliates. Neither the Company nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or make loans or advances to, any Affiliate of the Company which is not its Subsidiary, on terms that are less favorable to the Company or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such an Affiliate, except for (i) Restricted Payments permitted by Section 7.03(d) and Investments permitted by Section 7.03(f)(iii) and (iv), (ii) reasonable and customary fees paid to, and the reimbursement of reasonable out-of-pocket expenses incurred by (to the extent incurred in such person’s capacity as a member of the board of directors or similar governing body), members of the board of directors (or similar governing body) of the Company and its Subsidiaries; (iii) compensation arrangements and benefit plans for directors, officers and other employees of the Company and its Subsidiaries entered into or maintained or established in the ordinary course of business; and (iv) employment and severance agreements or arrangements entered into by the Company or any Subsidiary in the ordinary course of business.

(h) Restriction on Fundamental Changes. Neither the Company nor any of its Subsidiaries shall consummate any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Company’s consolidated business or property (each such transaction a “Fundamental Change”), whether now or hereafter acquired, except that (i) a Subsidiary of the Company may be merged into or consolidated with the Company or any Wholly-Owned Subsidiary of the Company (in which case the Company or such Wholly-Owned Subsidiary shall be the surviving corporation); provided that if the predecessor Subsidiary was a Guarantor, the surviving Subsidiary, if applicable, shall be a Guarantor hereunder, (ii) any liquidation or dissolution of any Subsidiary of the Company into the Company or another Subsidiary of the Company, as applicable, and (iii) the Company may merge with any other Person, or any Subsidiary of the Company may consolidate or merge with any other Person; provided that (A) no Default or Unmatured Default shall exist immediately before or after giving effect to such Fundamental Change, (B) in the case of any merger of the Company, the Company shall be the surviving corporation, and (C) in the case of any merger or consolidation of any Subsidiary of the Company, the surviving corporation shall be or become as a result thereof a Subsidiary of the Company and if the predecessor Subsidiary shall have been a Guarantor, the surviving Subsidiary shall be a Guarantor hereunder and (D) such transaction shall be with a Person in a line of business substantially similar to that of the Company and its Subsidiaries as of the Closing Date or a line of business similar, related or incidental thereto or a logical extension thereof.

(i) Margin Regulations. Neither the Company nor any of its Subsidiaries shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock if a violation of Regulation U would result.

(j) Fiscal Year. The Company shall not change its fiscal year for accounting or tax purposes from a period consisting of the twelve-month period ending on Friday nearest to December 31 of each year, except as required by Agreement Accounting Principles or by law and disclosed to the Lenders and the Administrative Agent.

(k) Speculative Hedging Obligations. The Company shall not and shall not permit any of its Subsidiaries to enter into any Hedging Agreement other than (i) to hedge its actual or anticipated interest rate, foreign currency or commodity exposures or (ii) in connection with the limitation of dilution of equityholders’ interests in the Company, or in connection with the hedging of the Company’s payment obligations, resulting from the exercise of conversion rights in respect of Convertible Indebtedness.

(l) Restrictive Agreements. Except (i) in agreements evidencing Indebtedness permitted by Section 7.03(c)(vii) (so long as such restriction applies only to the Foreign Subsidiary issuing such Indebtedness and its Subsidiaries), (ii) imposed on a Subsidiary (and any of its Subsidiaries) and existing at the time it became a Subsidiary if such restrictions were not created in connection with or in anticipation of the transaction or series or transactions pursuant to which such entity become a Subsidiary and only to the extent applying to such Subsidiary and its Subsidiaries, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions apply only the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness (or other secured obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets permitted to secure such Indebtedness (or other secured obligations, as the case may be) and the products and proceeds thereof, (v) customary provisions in leases, licenses and other agreements restricting the assignment thereof or the subletting of the premises subject thereto, (vi) customary provisions in joint venture agreements or similar arrangements (so long as such restrictions apply only to the assets of the applicable joint venture or other Person that is the subject of such arrangement) and (vii) restrictions under arrangements with any Governmental Authority imposed on any Foreign Subsidiary in connection with government grants, financial aid, subsidies, tax holidays or other similar benefits or economic incentives (so long as such restrictions apply only to such Foreign Subsidiary and its Subsidiaries), the Company shall not, nor shall it permit any of its Wholly-Owned Subsidiaries to, enter into any indenture, agreement, instrument or other arrangement (other than this Agreement) which directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the ability of such Subsidiary to (i) pay dividends or make other distributions or Restricted Payments (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, (ii) make loans or advances to or other investments in the Company or any Wholly-Owned Subsidiary, (iii) repay loans or advances from the Company or any Wholly-Owned Subsidiary or (iv) transfer any of its properties to the Company or any Subsidiary.

SECTION 7.04. Financial Covenants.

(a) Minimum Interest Coverage Ratio. The Company shall maintain as of the end of each fiscal quarter an Interest Coverage Ratio for the four fiscal quarter period then ending of not less than 3.50:1:00.

(b) Maximum Leverage Ratio. The Company shall at the end of each fiscal quarter maintain a Leverage Ratio of not greater than the applicable ratio set forth in the table below; provided, that on a single occasion during the term of this Agreement the Company may, following the completion of a Material Acquisition, by a notice delivered to the Administrative Agent (which shall furnish a copy thereof to each Lender), cause the applicable ratio in the table below for the fiscal quarter during which such Material Acquisition shall have occurred and for each of the three immediately following fiscal quarters (but not for any subsequent fiscal quarter) to be increased by 0.25:1.00.

FISCAL QUARTER ENDING	LEVERAGE RATIO
After the Effective Date and prior to March 30, 2012	3.50:1.00
On and after March 30, 2012 and prior to June 29, 2012	3.25:1.00
On and after June 29, 2012	3.00:1.00

ARTICLE VIII

Defaults

SECTION 8.01. Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

(a) Failure to Make Payments When Due. The Company or any Subsidiary Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to any Loan or (ii) shall fail to pay within five Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

(b) Breach of Certain Covenants. The Company or any Subsidiary Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on it under:

(i) Sections 7.01(b), 7.02(j), 7.03 (other than Section 7.03(l)) or 7.04; or

(ii) any section of this Agreement or any other Loan Document not covered by Section 8.01(a), or 8.01(b)(i) and such failure under this clause (ii) shall continue unremedied for 30 days after the earliest of the receipt by the Company of notice from the Administrative Agent and actual knowledge thereof by an Authorized Officer.

(c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Company or any Subsidiary Borrower to the Administrative Agent or any Lender herein or by the Company or any Subsidiary Borrower or any of their Subsidiaries in any of the other Loan Documents or in any written statement or certificate or written information at any time given by any such Person pursuant to any of the Loan Documents shall be false in any material respect on the date as of which made or deemed made.

(d) Default as to Other Indebtedness. The Company or any of its Subsidiaries shall fail to pay when due any Indebtedness in excess of $35,000,000 (any such Indebtedness being “Material Indebtedness”), or the Company or any of its Subsidiaries shall fail to perform (beyond the applicable grace period with respect thereto, if any) any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment or a mandatory prepayment upon a sale, transfer or other disposition of assets (including as a result of a casualty or condemnation event) or change of control or termination of trading of the Company’s common stock) prior to the stated maturity thereof; provided, that no exercise of a conversion right in respect of Convertible Indebtedness by a holder thereof (other than any right to convert such Indebtedness into cash that is triggered by an event of default, a change of control or a similar event, however denominated) shall constitute a Default under this paragraph (d).

(e) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) An involuntary case shall be commenced against the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) and the petition shall not be dismissed, stayed, bonded or discharged within 60 days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) or over all or a substantial part of the property of the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) shall be entered; or an interim receiver, trustee or other custodian of the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) or of all or a substantial part of the property of the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within 60 days after entry, appointment or issuance.

(f) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company or any of the Company’s Subsidiaries (other than an Insignificant Subsidiary) shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors, or (v) take any corporate action to authorize any of the foregoing.

(g) Judgments and Attachments. Any money judgment(s) writ or warrant of attachment, or similar process against the Company or any Domestic Subsidiary or any of their respective assets involving in any single case or in the aggregate an amount in excess of $35,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days.

(h) Dissolution. Any order, judgment or decree shall be entered against the Company or any Domestic Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of 60 days; or the Company or any Domestic Subsidiary shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(i) Termination Event. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject the Company to liability in excess of $35,000,000 or at any time after the Closing Date the Unfunded Liabilities of all Single Employer Plans exceed in the aggregate $50,000,000.

(j) Waiver of Minimum Funding Standard. The plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Administrative Agent or the Required Lenders believe the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Company or any Controlled Group member to liability in excess of $35,000,000.

(k) Change of Control. A Change of Control shall occur.

(l) Guarantor Revocation. Any Guarantee shall fail to remain in full force or effect (other than in accordance with its terms) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guarantee, or any Guarantor shall fail to comply with any of the terms or provisions of any Guarantee to which it is a party and such failure shall continue unremedied or unwaived for 30 days, or any Guarantor shall deny that it has any further liability under any Guarantee to which it is a party, or shall give notice to such effect; in each case other than a Guarantor’s ceasing to be a Guarantor pursuant to Section 7.02(k) or the disposition of such Guarantor in any transaction permitted by Section 7.03(a).

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 10.01.

SECTION 8.02. Termination of Commitments; Acceleration. If any Default described in Section 8.01(e) or 8.01(f) occurs with respect to the Company or any Subsidiary Borrower, the obligations of the Lenders to make Loans hereunder and the obligations of the Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall, terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers expressly waive.

SECTION 8.03. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Company or any other Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude any other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing and signed by the requisite number of Lenders required pursuant to Section 10.01, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

Guarantee

SECTION 9.01. Guarantee. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make advances to each Subsidiary Borrower and to make, issue and participate in Letters of Credit, Swing Line Loans and Alternate Currency Loans, the Company hereby absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future obligations including without limitation the Obligations, of each Subsidiary Borrower to the Administrative Agent, the Lenders, the Swing Line Bank, the Issuing Lenders, the Alternate Currency Lenders, or any of them, under or with respect to the Loan Documents or under or with respect to any Hedging Agreement or cash management arrangement or agreement (a) existing on the date hereof with a Person that is a Lender on the date hereof (or an Affiliate of such a Lender) or (b) with a Person that shall have been a Lender at the time the applicable Hedging Agreement or cash management arrangement or agreement was entered into (or an Affiliate of such a Lender), whether for principal, interest (including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding whether or not allowed as a claim in such proceeding), fees, expenses or otherwise (collectively, the “Guaranteed Obligations”, and each such Subsidiary Borrower being an “Obligor” and collectively, the “Obligors”).

SECTION 9.02. Waivers. The Company waives notice of the acceptance of this Guarantee and of the extension or continuation of the Guaranteed Obligations or any part thereof. The Company further waives presentment, protest, notice of notices delivered or demand made on any Obligor or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent and the Lenders to sue any Obligor, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with the Company their assessments of the financial condition of the Obligors.

SECTION 9.03. Guarantee Absolute. This Guarantee is a Guarantee of payment and not of collection, is a primary obligation of the Company and not one of surety, and the validity and enforceability of this Guarantee shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time, (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other Guarantees with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof, (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto, (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this Guarantee even though the Administrative Agent and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this Guarantee, (g) any change in the ownership of any Obligor or the insolvency, bankruptcy or any other change in the legal status of any Obligor, (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations, (i) the failure of the Company or any Obligor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Guarantee, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Guarantee, (j) the existence of any claim, setoff or other rights which the Company may have at any time against any Obligor, or any other Person in connection herewith or an unrelated transaction, (k) the Administrative Agent’s or any Lender’s election, in any case or proceeding instituted under chapter 11 of the United States Bankruptcy Code, of the application of section 1111(b)(2) of the United States Bankruptcy Code, (l) any borrowing, use of cash collateral, or grant of a security interest by the Company, as debtor in possession, under section 363 or 364 of the United States Bankruptcy Code, (m) the disallowance of all or any portion any Lender’s claims for repayment of the Guaranteed Debt under section 502 or 506 of the United States Bankruptcy Code, or (n) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor, in each case, whether or not the Company shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (n) of this paragraph. It is agreed that the Company’s liability hereunder is several and independent of any other Guarantees or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that the Company’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other Guarantees or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Obligor of the Guaranteed Obligations in the manner agreed upon between the Obligor and the Administrative Agent and the Lenders.

SECTION 9.04. Acceleration. The Company agrees that, as between the Company on the one hand and the Lenders and the Administrative Agent on the other hand, the obligations of each Obligor guaranteed under this Article IX may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 8.02 for purposes of this Article IX, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Obligor or otherwise) preventing such declaration as against such Obligor and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by such Obligor) shall forthwith become due and payable by the Company for purposes of this Article IX.

SECTION 9.05. Marshaling; Reinstatement. None of the Lenders nor the Administrative Agent nor any Person acting for or on behalf of the Lenders or the Administrative Agent shall have any obligation to marshall any assets in favor of the Company or against or in payment of any or all of the Guaranteed Obligations. If the Company, any other Borrower or any other Guarantor of all or any part of the Guaranteed Obligations makes a payment or payments to any Lender or the Administrative Agent, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to such Borrower, the Company, such other Guarantor or any other Person, or their respective estates, trustees, receivers or any other party, including, without limitation, the Company, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

SECTION 9.06. Subrogation. Until the irrevocable payment in full of the Obligations and termination of all commitments which could give rise to any Guaranteed Obligation, the Company shall have no right of subrogation with respect to the Guaranteed Obligations, and hereby waives any right to enforce any remedy which the Administrative Agent and/or the Lenders now has or may hereafter have against the Company, any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and the Company hereby waives any other liability of any Obligor to the Administrative Agent and/or the Lenders.

SECTION 9.07. Termination Date. Subject to Section 9.05, this Guarantee shall continue in effect until the later of (a) the Termination Date and (b) the date on which this Agreement has otherwise expired or been terminated in accordance with its terms and all of the Guaranteed Obligations have been paid in full in cash.

ARTICLE X

Amendments; Incremental Facilities

SECTION 10.01. Amendments. Subject to the provisions of this Article X, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default or Unmatured Default hereunder; provided that no such supplemental agreement shall, without the consent of each Lender directly affected thereby:

(a) Postpone or extend the applicable Commitment Termination Date, the Term Loan Maturity Date or any other date scheduled for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (except with respect to a waiver of the application of the default rate of interest pursuant to Section 2.11).

(b) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees payable to such Lender thereon.

(c) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders hereunder specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share”.

(d) Increase the amount of the Commitment of such Lender hereunder.

(e) Permit the Company or any Subsidiary Borrower to assign its rights under this Agreement or any Guarantee (other than in compliance with Section 7.03(h)).

(f) Release the Company or any Guarantor from any of its obligations under the Guarantee set forth in Article IX or any other Guarantee in each case other than as a result of a Guarantor’s ceasing to be a Subsidiary Borrower pursuant to Section 2.21, a Guarantor pursuant to Section 7.02(k), the disposition of such Guarantor in any transaction permitted by Section 7.03(a) or as otherwise provided by the terms hereof.

(g) Change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a majority in interest of such adversely affected Class.

(h) Amend this Section 10.01.

No amendment of any provision of this Agreement relating to (i) the Administrative Agent shall be effective without the written consent of the Administrative Agent, (ii) any Issuing Bank shall be effective without the written consent of such Issuing Bank, (iii) any Alternate Currency Lender in its capacity as such shall be effective without the written consent of such Alternate Currency Lender, and (iv) any Swing Line Loan shall be effective without the written consent of the Swing Line Bank. The Administrative Agent may waive payment of the fee required under Section 14.03(a) without obtaining the consent of any of the Lenders.

SECTION 10.02. Incremental Facilities. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, request (i) the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments, provided that the aggregate amount of all the Incremental Commitments established hereunder shall not exceed $300,000,000. Each such notice shall specify (A) the date on which the Company proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, (B) the amount of the Incremental Revolving Commitments or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Commitment and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, each Issuing Bank and the Swing Line Bank) and (C) in the case of Incremental Revolving Commitments, whether such Incremental Revolving Commitments are to be Multicurrency Tranche Revolving Loan Commitments or US Tranche Revolving Loan Commitments.

(b) The terms and conditions of any Incremental Revolving Commitment and the Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Loan Commitments of the applicable Class and the Loans and other extensions of credit made thereunder, and shall be treated as a single class with such Revolving Commitments and Loans. The terms and conditions of any Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Term Loan Commitments and the Term Loans; provided that (i) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans and (ii) no Incremental Term Loan Maturity Date shall be earlier than the Term Maturity Date. Any Incremental Term Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.

(c) The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no

Default or Unmatured Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of any Loans thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date, (iii) after giving effect to such Incremental Commitments and the making of Loans thereunder in the full amount thereof, the Company shall be in pro forma compliance with the financial covenants set forth in Section 7.04 as of the end of the most recent fiscal quarter for which financial statements shall have been delivered under Section 7.01, (iv) the Borrower shall make any payments required to be made pursuant to Section 4.04 in connection with such Incremental Commitments and the related transactions under this Section and (v) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall have been reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Company, to give effect to the provisions of this Section.

(d) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment of the applicable Class, shall increase) the Revolving Commitment of the applicable Class of such Incremental Lender and (B) the Aggregate Revolving Loan Commitment of the applicable Class shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as provided herein. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the applicable Pro Rata Shares of all the Lenders shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender of the applicable Class shall assign to each Incremental Revolving Lender, and each Incremental Revolving Lender shall purchase from each such Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans of the applicable Class and, as applicable, participations in Letters of Credit and Swing Line Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and, as applicable, participations in Letters of Credit and Swing Line Loans will be held by all the Lenders with Revolving Loan Commitments of the applicable Class

(including such Incremental Revolving Lenders) ratably in accordance with their Pro Rata Shares after giving effect to the effectiveness of such Incremental Revolving Commitment.

(f) Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Company in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(g) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in paragraph (a) of this Section and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Pro Rata Shares of the applicable Lenders after giving effect thereto and of the assignments required to be made pursuant to paragraph (e) of this Section.

ARTICLE XI

General Provisions

SECTION 11.01. Survival. All covenants, agreements, representations and warranties of the Borrowers contained in the Loan Documents shall survive delivery of the Loan Documents and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations) and so long as the Commitments have not been terminated.

SECTION 11.02. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Company or any other Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

SECTION 11.03. Headings. Article and Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

SECTION 11.04. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof other than the Fee Letter.

SECTION 11.05. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Any obligation of “the Borrowers” hereunder shall be the joint and several obligation of each of the Borrowers. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

SECTION 11.06. Expenses; Indemnification.

(a) Expenses. The Borrowers shall reimburse (i) the Administrative Agent, the Arrangers and their affiliates for any reasonable costs and out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel for the Administrative Agent, the Arrangers and their affiliates) paid or incurred by the Administrative Agent in connection with the structuring, arrangement and syndication of the credit facilities provided for herein as well as the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents or any proposed or completed amendment, waiver or modification of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated, (ii) the Issuing Banks for any reasonable costs and out-of-pocket expenses paid or incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) each Credit Party for any costs and out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel for such Credit Party) paid or incurred by any such Person in connection with the collection of the Obligations and enforcement or protection of its rights in connection with the Loan Documents, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnity. The Borrowers hereby further agree to indemnify the Credit Parties, the Arrangers and each of their respective Affiliates, and each of the directors, officers, employees, advisors, representatives, attorneys and agents of the foregoing (all such persons, “Indemnitees”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all fees, charges and disbursements of any counsel for any Indemnitee and regardless of whether (i) such Indemnitee is a party thereto or (ii) such matter was initiated by the Company or any of its Subsidiaries) which any of them may pay or incur arising out of or relating to (i) this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, or (ii) any presence or Release of any Contaminant on or from any property currently or formerly owned or operated by, or any other liability under or pursuant to any Environmental, Health or Safety Requirements of Laws relating in any way to, the Borrowers, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct or material breach of funding obligations under the Loan Documents of the party seeking indemnification.

(c) Waiver of Certain Claims. The Borrowers further waive and agree not to assert any claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages.

(d) Survival of Agreements. The obligations and agreements of the Borrowers under this Section 11.06 shall survive the termination of this Agreement.

SECTION 11.07. Numbers of Documents. If requested by the Administrative Agent, all statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

SECTION 11.08. Accounting. Except with respect to the pricing grid calculations in Section 2.15 and the financial covenant calculations in Section 7.04, both of which shall be made in accordance with Agreement Accounting Principles as in effect on the date hereof, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles as in effect from time to time, consistently applied.

SECTION 11.09. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

SECTION 11.10. No Fiduciary Relationship. Each of the Company and the Subsidiary Borrowers, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiary Borrowers, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 11.11. GOVERNING LAW. ANY DISPUTE BETWEEN ANY BORROWER AND THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW, BUT EXCLUDING TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL OTHER CONFLICT OF LAWS PRINCIPLES AND CHOICE OF LAW RULES OF THE STATE OF NEW YORK.

SECTION 11.12. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(a) EXCLUSIVE JURISDICTION. EACH OF THE BORROWERS AGREES THAT ALL DISPUTES WITH THE ADMINISTRATIVE AGENT, ANY ISSUING BANK, THE SWING LINE BANK, ANY ALTERNATE CURRENCY LENDER AND ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY APPLICABLE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK, ANY ALTERNATE CURRENCY LENDER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OF THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) VENUE. EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE

DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(d) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 11.06 AND THIS SECTION 11.12, WITH ITS COUNSEL.

SECTION 11.13. Other Transactions. Each of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks, the Swing Line Bank, the Alternate Currency Lenders and the Borrowers acknowledges that the Administrative Agent and the Lenders (or Affiliates of the Administrative Agent and the Lenders) may, from time to time, effect transactions for their own accounts or the accounts of customers, and hold positions in loans or options on loans of the Company, the Company’s Subsidiaries and other companies that may be the subject of this credit arrangement and nothing in this Agreement shall impair the right of any such Person to enter into any such transaction (to the extent it is not expressly prohibited by the terms of this Agreement) or give any other Person any claim or right of action hereunder as a result of the existence of the credit arrangements hereunder, all of which are hereby waived. In addition, certain Affiliates of one or more of the Lenders are or may be securities firms and as such may effect, from time to time, transactions for their own accounts or for the accounts of customers and hold positions in securities or options on securities of the Company, the Company’s Subsidiaries and other companies that may be the subject of this credit arrangement and nothing in this Agreement shall impair the right of any such Person to enter into any such transaction (to the extent it is not expressly prohibited by the terms of this Agreement) or give any other Person any claim or right of action hereunder as a result of the existence of the credit arrangements hereunder, all of which are hereby waived. Other business units affiliated with the Administrative Agent may from time to time provide other financial services and products to the Company and its Subsidiaries.

SECTION 11.14. Patriot Act. The Administrative Agent and each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Administrative Agent or such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 11.15. Non-Public Information.

(a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrowers and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) The Borrowers and each Lender acknowledge that, if information furnished by the Borrowers pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Administrative Agent may post any information that the Borrowers have indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Borrowers have not indicated whether any information furnished by them pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. The Company agrees to clearly designate all information provided to the Administrative Agent that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

ARTICLE XII

The Administrative Agent

SECTION 12.01. Appointment; Nature of Relationship. JPMCB is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably appoints the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XII. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Holder of Obligations by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (a) does not assume any fiduciary duties to any of the Holders of Obligations and (b) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its Affiliates as Holders of Obligations, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Obligations waives.

SECTION 12.02. Action through Sub-Agents and Affiliates. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective Affiliates, including, in the case of JPMCB, through its London branch or through J.P. Morgan Europe Limited. The exculpatory provisions of this Article XII and the provisions of Section 11.06 shall apply to any such sub-agent or Affiliate and to the directors, officers, employees, agents and advisors of each such Person.

SECTION 12.03. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

SECTION 12.04. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Company or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

SECTION 12.05. No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, (c) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent, (d) the existence or possible existence of any Default, or (e) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Company or any of its Subsidiaries.

SECTION 12.06. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans and on all Holders of Obligations. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

SECTION 12.07. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

SECTION 12.08. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

SECTION 12.09. The Administrative Agent’s, Issuing Banks’, Alternate Currency Lenders’ and Swing Line Bank’s Reimbursement and Indemnification.

(a) The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares to the extent not reimbursed by the Borrowers (i) for any expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (ii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of the Administrative Agent.

(b) The Lenders agree to reimburse and indemnify the Administrative Agent, the Issuing Banks, the Swing Line Bank and the Alternate Currency Lenders ratably in proportion to their respective Pro Rata Shares to the extent not reimbursed by the Borrowers (and without duplication of clause (a) above) (i) any amounts not reimbursed by any Borrower for which the Administrative Agent, the Issuing Banks, the Swing Line

Bank and the Alternate Currency Lenders are entitled to reimbursement by any Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent, any Issuing Bank, the Swing Line Bank or any Alternate Currency Lender on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, any Issuing Bank, the Swing Line Bank or any Alternate Currency Lender in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of the Administrative Agent, the applicable Issuing Bank, the Swing Line Bank or the applicable Alternate Currency Lender, as the case may be.

SECTION 12.10. Rights as a Lender. With respect to its Commitment, Loans made by it, Swing Line Loans made by it and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders”, “Swing Line Bank”, “Issuing Bank” or “Issuing Banks” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

SECTION 12.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

SECTION 12.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint, subject to the Company’s approval, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within

30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Such successor Administrative Agent shall be a Lender or commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

SECTION 12.13. No Duties Imposed Upon Co-Syndication Agents, Documentation Agent or Arrangers. None of the Persons identified on the cover page of this Agreement or otherwise in this Agreement as a “Co-Syndication Agent”, a “Documentation Agent”, or an “Arranger” shall have any obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent”, a “Documentation Agent”, or an “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreements set forth in Section 12.09, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XIII

Setoff, Ratable Payments

SECTION 13.01. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, subject to the prior consent of the Administrative Agent, any Indebtedness from any Lender to the Company or any other Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

SECTION 13.02. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 4.01, 4.02 or 4.04 and payments expressly hereunder provided to be distributed on other than a pro rata basis or payments made and distributed in accordance with Section 2.12) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of

Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

SECTION 13.03. Relations Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

ARTICLE XIV

Benefit of Agreement, Assignments, Participations

SECTION 14.01. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (a) except in a transaction permitted by Section 7.03(h)(i), no Borrower shall have any right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders, and any such assignment in violation of this Section 14.01(a) shall be null and void and (b) any assignment by any Lender must be made in compliance with Section 14.03. Notwithstanding clause (b) of this Section 14.01 or Section 14.03, (i) any Lender may at any time, without the consent of any Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement to a Federal Reserve Bank and (ii) any Lender which is a fund or commingled investment vehicle that invests in commercial loans in the ordinary course of its business may at any time, without the consent of any Borrower or the Administrative Agent (unless a Default or Unmatured Default has occurred and is continuing, in which case the consent of the Administrative Agent shall be required, which consent shall not unreasonably be withheld), pledge or assign all or any part of its rights under this Agreement to a trustee or other representative of holders of obligations owed or securities issued by such Lender as collateral to secure such obligations or securities; provided that no such assignment or pledge shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat each Lender as the owner of the Loans made by such Lender hereunder for all purposes hereof unless and until such Lender complies with Section 14.03 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Loan, Commitment, L/C Interest or any other interest of a lender under the Loan Documents agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of any Loan, shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

SECTION 14.02. Participations. Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under the Loan Documents (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.01 that affects such Participant or requires the approval of all the Lenders. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15(e), 4.01, 4.02 and 4.04 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.03; provided that such Participant (x) agrees to be subject to the provisions of Sections 4.05 and 13.02 as if it were an assignee under Section 14.03 and (y) shall not be entitled to receive any greater payment under Section 2.15(e), 4.01 or 4.02, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.01 as though it were a Lender; provided that such Participant agrees to be subject to Section 13.02 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

SECTION 14.03. Assignments.

(a) Permitted Assignments. (i) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if a Default or Unmatured Default has occurred and is continuing, for any other assignment; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) each Issuing Bank, in the case of any assignment of all or a portion of a Multicurrency Tranche Revolving Loan Commitment or any Lender’s obligations in respect of its LC Obligations; and

(D) the Swing Line Bank, in the case of any assignment of all or a portion of a US Tranche Revolving Loan Commitment or any Lender’s obligations in respect of any Swing Line Loans.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if a Default or Unmatured Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement substantially in the form of Exhibit C hereto, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) if, prior to the assignment, the assignee was not a Lender, it shall deliver to the Administrative Agent any tax forms and additional information required under Section 2.15(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment Agreement the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15(e), 4.01, 4.02, 4.04 and 11.06).

(iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks, the Alternate Currency Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and, as to entries pertaining to it, any Issuing Bank, Alternate Currency Lender or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment Agreement executed by an assigning Lender and an assignee, the assignee’s completed tax forms required under Section 2.15(e) and Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section 14.03(a), the Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 14.03(a) or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 14.03(a) with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(b) Notwithstanding anything to the contrary contained herein, any Lender (each such Lender, a “Granting Bank”) may grant to a special purpose funding vehicle (each such special purpose funding vehicle, a “SPC”), identified as such in writing from time to time by the applicable Granting Bank to the Administrative Agent and the Company, the option to provide to the Company and the other Borrowers all or any part of any Advance that such Granting Bank would otherwise be obligated to make to the applicable Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the applicable Granting Bank shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by any SPC hereunder shall utilize the Commitment of the applicable Granting Bank to the same extent, and as if, such Advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or other similar payment obligation under this Agreement (all liability for which shall remain with the applicable Granting Bank). All notices hereunder to any Granting Bank or the related SPC, and all payments in respect of the Obligations due to such Granting Bank or the related SPC, shall be made to such Granting Bank. In addition, each Granting Bank shall vote as a Lender hereunder without giving effect to any assignment under this Section 14.03(a)(ii), and no SPC shall have any vote as a Lender under this Agreement for any purpose. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereto. In addition, notwithstanding anything to the contrary contained in this Section 14.03, any SPC may (A) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing or administrative fee therefor, assign all or a portion of its interest in any Advances to the Granting Bank or to any financial institutions (consented to by the

Company and the Administrative Agent in accordance with the terms of Section 14.03(a)(i)) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (B) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 14.03(a)(ii) may not be amended without the written consent of each SPC affected thereby.

SECTION 14.04. Confidentiality. Subject to Section 14.05, the Administrative Agent and the Lenders and their respective representatives shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with such Person’s customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending or investment practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or any securities exchange or similar self-regulatory organization or representative thereof or pursuant to a regulatory examination or legal process, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by the Company; provided that each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Company in connection with this Agreement.

SECTION 14.05. Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Company and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 14.04 the confidentiality of any confidential information described therein.

ARTICLE XV

Notices

SECTION 15.01. Giving Notice. Except as otherwise permitted by Section 2.10(d) with respect to Borrowing/Conversion/Continuation Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing, including by facsimile, and addressed or delivered, as follows:

(i) if to the Company or any Subsidiary Borrower, to it, or to it in care of the Company, at Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, CA 94085, Attention of General Counsel (Fax No. 408-481-7780), with a copy to the Attention of Chief Financial Officer (Fax No. 408-481-8996) and a copy to the Attention of Treasurer (Fax No. 408-481-7788);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 21 South Clark, Suite 0100, Chicago, Illinois 60603, Attention of Nanette Wilson (Fax No. (888) 292-9533), with a copy to JPMorgan Chase Bank, N.A., 560 Mission St, 19th Floor, San Francisco, California 94105, Attention of Gerardo B. Loera (Fax No. (310) 975-1334);

(iii) if to any Issuing Bank, to it at the address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(iv) if to the Swing Line Bank, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 21 South Clark, Suite 0100, Chicago, Illinois 60603, Attention of Nanette Wilson (Fax No. (888) 292-9533), with a copy to JPMorgan Chase Bank, N.A., 560 Mission St, 19th Floor, San Francisco, California 94105, Attention of Gerardo B. Loera (Fax No. (310) 975-1334); and

(v) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Any notice, if mailed and properly addressed with postage prepaid, sent by courier or personally delivered, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

SECTION 15.02. Change of Address. The Borrowers, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

SECTION 15.03. Authority of Company. Each of the Subsidiary Borrowers (a) irrevocably authorizes the Company, on behalf of such Subsidiary Borrower, to give and receive all notices under the Loan Documents and to make all elections under the Loan Documents and to give all Borrowing/Conversion/Continuation Notices on its behalf, (b) agrees to be bound by any such notices or elections and (c) agrees that the Administrative Agent and Lenders may rely upon any such policies or elections as if they had been given or made by such Subsidiary Borrower.

ARTICLE XVI

Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Company, the Subsidiary Borrowers, the Administrative Agent and the Lenders.

[Signature Pages follow]

IN WITNESS WHEREOF, the Company, the Subsidiary Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

TRIMBLE NAVIGATION LIMITED,
as the Company,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent,

by
Name:
Title:

[Signature page to Trimble Navigation Limited Credit Agreement]

Name of Institution:

by
Name:
Title:

by*
Name:
Title:

*	For any Lender requiring a second signature line.

[Signature page to Trimble Navigation Limited Credit Agreement]

ANNEX I

COMMITMENTS

Lender	Amount of Multicurrency Tranche Revolving Loan Commitment	Amount of US Tranche Revolving Loan Commitment	Amount of Term Loan Commitment
JPMorgan Chase Bank, N.A.	$109,884,969.33	—	$62,615,030.67
The Bank of Nova Scotia	$78,034,253.58	—	$44,465,746.42
Wells Fargo Bank, N.A.	$78,034,253.58	—	$44,465,746.42
Bank of America, N.A.	$57,649,795.50	—	$32,850,204.50
BBVA Compass	$47,776,073.62	—	$27,223,926.38
HSBC Bank USA, National Association	$47,776,073.62	—	$27,223,926.38
Nordea Bank Finland Plc	$47,776,073.62	—	$27,223,926.38
KeyBank National Association	$38,220,858.90	—	$21,779,141.10
TD Bank, N.A.	$31,850,715.75	—	$18,149,284.25
U.S. Bank, N.A.	$31,850,715.75	—	$18,149,284.25
Bank of the West	$22,295,501.02	—	$12,704,498.98
Comerica Bank	$22,295,501.02	—	$12,704,498.98
Land Bank of Taiwan	—	$12,622,950.82	$7,377,049.18
Taiwan Cooperative Bank	—	$12,622,950.82	$7,377,049.18
Bank of Taiwan	—	$9,467,213.11	$5,532,786.89
Chang Hwa Commercial Bank, Ltd.	—	$9,467,213.11	$5,532,786.89
First Commercial Bank	$9,555,214.72	—	$5,444,785.28
Mega International Commerical Bank Co., Ltd.	—	$7,573,770.49	$4,426,229.51
E.Sun Commercial Bank, Ltd.	—	$6,311,475.41	$3,688,524.59
Hua Nan Commercial Bank	—	$6,311,475.41	$3,688,524.59
Taipei Fubon Commercial Bank Co., Ltd.	—	$6,311,475.41	$3,688,524.59
Taiwan Business Bank	—	$6,311,475.41	$3,688,524.59
Total	$623,000,000	$77,000,000	$400,000,000